Exhibit 10.2

Execution Version

Term Loan Credit Agreement

Dated as of
July 16, 2019

Among

Grizzly Natural Gas, LLC,
As Borrower,

Grizzly Energy, LLC,
As Parent,

Citibank, N.A.,
As Administrative Agent,

Citibank, N.A.,
as Collateral Agent,

The Lenders Party Hereto From Time To Time

And

Citigroup Global Markets Inc.,
As Lead Arranger and Sole Bookrunner

i

v

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Applicable Percentage

Annex II	Subsidiary Guarantors on the Effective Date

Exhibit A	Form of Assignment and Assumption

Exhibit B	Form of Note

Exhibit C	Form of Borrowing Request

Exhibit D	Form of Interest Election Request

Exhibit E	Effective Date Security Instruments

Exhibit F	Form of Compliance Certificate

Exhibit G	Form of Reserve Report Certificate

Exhibit H	Form of PIK Interest Election Notice

Exhibit I-1	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-2	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-3	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-4	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 7.05	Litigation

Schedule 7.06	Environmental Matters

Schedule 7.12(a)	Insurance Policies

Schedule 7.14	Subsidiaries

Schedule 7.18	Gas Imbalances; Prepayments

Schedule 7.19	Marketing of Production

Schedule 7.20	Swap Agreements

Schedule 9.02(b)	Existing Debt

Schedule 9.03	Liens

Schedule 9.07	Investments, Loans & Advances

THIS TERM LOAN CREDIT AGREEMENT dated as of July 16, 2019, is among GRIZZLY NATURAL GAS, LLC, a Kentucky limited liability company (the “Borrower”), GRIZZLY ENERGY, LLC, a Delaware limited liability company (the “Parent”), each of the Lenders from time to time party hereto, CITIBANK, N.A. (in its individual capacity, “Citibank”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and Citibank, as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

RECITALS

On April 1, 2019 (the “Petition Date”), the Parent, the Borrower, and certain of the Parent’s indirect subsidiaries (such subsidiaries, collectively with the Parent and the Borrower, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) for relief under Chapter 11 of Title 11 of the United States Code and commenced their chapter 11 proceedings (the “Chapter 11 Cases”).

The Debtors shall emerge from bankruptcy on the date hereof upon the effectiveness of the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Plan of Reorganization”), which Plan of Reorganization was confirmed by the Bankruptcy Court on July 9, 2019. In connection with the emergence from bankruptcy, the Parent converted from a corporation into a limited liability company and changed its name from Vanguard Natural Resources, Inc., to Grizzly Energy, LLC, and the Borrower changed its name from Vanguard Natural Gas, LLC, to Grizzly Natural Gas, LLC.

WHEREAS, Citibank, in its capacity as administrative agent for the lenders thereunder (the “Prepetition Administrative Agent”) and as the issuing bank in respect of letters of credit issued thereunder, and other financial institutions named and defined therein as lenders, including Citibank in its capacity as a lender (the “Prepetition Lenders” and each a “Prepetition Lender”) entered into that certain Fourth Amended and Restated Credit Agreement dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time through the Petition Date, the “Prepetition Credit Agreement”). Pursuant to the terms of the Plan of Reorganization, the Prepetition Administrative Agent and the Prepetition Lenders agreed, in settlement of their prepetition claims in accordance with the Plan of Reorganization and on the terms and conditions set forth herein and therein, to enter into (i) a new first-out, first lien senior secured reserve-based revolving credit facility by amending and restating the Prepetition Credit Agreement and (ii) a new last-out, first lien senior secured term loan credit facility. A portion of such prepetition claims arising under the Prepetition Credit Agreement will be deemed to be Loans hereunder.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01.         Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02.         Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which grants the Collateral Agent “control” as defined in the Uniform Commercial Code in effect in the applicable jurisdiction over any Deposit Account, Securities Account or Commodities Account maintained by any Loan Party, in each case, among the Collateral Agent, the applicable Loan Party and the applicable financial institution that maintains such Deposit Account, Securities Account or Commodities Account.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arranger, each syndication and documentation agent and other agents subsequently named; and “Agent” shall mean any of them, as the context requires.

“Agreement” means this Term Loan Credit Agreement, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits in an amount comparable to the applicable Borrowing with a one month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the FCPA.

“Applicable Margin” means (i) 6.50% for an ABR Loan or (ii) 7.50% for a Eurodollar Loan.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Loans of all of the Lenders represented by such Lender’s Loans as such percentage as of the Effective Date is set forth on Annex I.

“Approved Counterparty” means (a) any First-Out Lender or any Affiliate of a First-Out Lender, (b) any other “Approved Counterparty” under any First-Out Facility, and (c) any other Person if such Person has (or the credit support provider of such Person has) a long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher and that is acceptable to the Majority Lenders.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means Miller and Lents and any other independent petroleum engineers acceptable to the Administrative Agent.

“Arranger” means Citigroup Global Markets Inc., in its capacities as the sole lead arranger and sole bookrunner hereunder.

“ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of any EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning assigned such term in Section 12.29.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall have the meaning given to such term in the First-Out Facility.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that are capital in nature and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that operating leases that are reclassified or recharacterized as capital leases due to a change in GAAP after January 1, 2015, shall not constitute Capital Leases for any purpose under this Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on January 1, 2015.

“Cash Equivalents” means Investments of the type described in clauses (c), (d), (e) and (f) of Section 9.07.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $5,000,000.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws”.

“Change in Control” means (a) except as permitted by this Agreement, the Parent ceases to own 100% of the Equity Interests of the Borrower or the Borrower or any Guarantor ceases to own 100% of the Equity Interests of any of their respective subsidiaries, (b) for any reason whatsoever, any “person” or “group” (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder as in effect on the date hereof), shall beneficially own a percentage of the then outstanding Equity Interests of the Parent that is more than 40% of the voting power of the total outstanding Equity Interests of the Parent, (c) at any time when the Parent has any class of securities that is listed on a national securities exchange or national securities association, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Parent or (ii) appointed by directors so nominated, appointed or approved, or (d) a Change in Control or Change of Control (as defined in any documentation governing any Material Debt including, without limitation, the First-Out Facility) shall have occurred.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities or otherwise, in each case, pursuant to Basel III, are deemed to have gone into effect and to have been adopted after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and any successor statute.

“Collateral” means all of the Collateral (as defined in any Security Instrument) and Mortgaged Property referred to in the Security Instruments, and all of the other Property and other Equity Interests of the Loan Parties and other Persons that is, or is intended, under the terms of the Security Instruments to be subject to Liens in favor of the Collateral Agent (or its designee) for the benefit of the Secured Parties.

“Collateral Agency Agreement” means the Collateral Agency Agreement, dated as of the Effective Date, among the Parent, the Borrower, the subsidiaries of the Borrower from time to time party thereto, the Collateral Agent, the Administrative Agent and the First-Out Agent and the parties and agents party thereto from time to time, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance herewith.

“Collateral Agent” means Citibank, N.A., in its capacity as collateral agent under any of the Loan Documents, one or more of its affiliated designees or any successor collateral agent.

“Commodities Account” shall have the meaning set forth in Article 9 of the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” has the meaning assigned to such term in Section 12.01(d).

“Confirmation Order” has the meaning assigned to such term in Section 6.01(p).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means with respect to the Parent, the Borrower and the other Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent, the Borrower and the other Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Parent, the Borrower or the other Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent, the Borrower and the other Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Parent, the Borrower or any other Subsidiary, as the case may be; (b) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such transaction; (c) any extraordinary non-cash gains or losses during such period and (d) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns.

“Consolidated Total Debt” means, at any date of determination, (a) the sum of (i) all Debt for borrowed money of the Parent, the Borrower and the other Subsidiaries (including, without limitation, the First-Out Revolving Loans, the First-Out Term Loan A Loans and the Loans), on a consolidated basis, (ii) all obligations of the Parent, the Borrower and the other Subsidiaries under Capital Leases and (iii) all purchase money indebtedness of the Parent, the Borrower and the other Subsidiaries, minus the amount of Unrestricted Cash of the Loan Parties.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning assigned such term in Section 12.29.

“Covered Party” has the meaning assigned such term in Section 12.29.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; provided that Debt shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business that are not past the date of invoice by more than ninety (90) days or that are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP, (ii) deferred or prepaid revenue and (iii) the face amount of letters of credit to the extent such letters of credit are cash collateralized and drafts undrawn. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned such term in Section 12.29.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“DIP Credit Agreement” means that certain Debtor-In-Possession Credit Agreement dated as of April 3, 2019, among the Borrower, Citibank, as administrative agent, and the lenders party thereto.

“Disposition,” “Dispose” or “Disposed” means any sale, lease, transfer, assignment, farm-out, conveyance, release, abandonment, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest), including any Casualty Event.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in the case of each of the foregoing, on or prior to the date that is one hundred eighty (180) days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which (a) all of the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02) and (b) the initial funding or deemed funding of the Loans occurs.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health or safety (with respect to Hazardous Materials), protection of the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with a Loan Party would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 (b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414 (m) or (o) of the Code.

“ERISA Event” means (a) a “ reportable event” described in Section 4043(c) of ERISA and the regulations issued thereunder with respect to a Pension Plan, other than any such event with respect to which the reporting requirement is waived, (b) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the PBGC’s treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC, (e) receipt by a Loan Party or any ERISA Affiliate of a notice of withdrawal liability imposed on it pursuant to Section 4202 of ERISA, (f) any other event or condition which results under Section 4042 of ERISA in the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), or (h) the receipt by a Loan Party or any ERISA Affiliate of any notice concerning a determination that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA), or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent that such easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations do not secure any monetary obligations and that in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) minor defects and irregularities in title to any Property which do not secure any monetary obligations and which in the aggregate do not materially impair use of such Property for the purposes for which such Property is held by the Borrower and/or any of its subsidiaries or materially impair the value of such Property subject thereto and which do not alter the working interest or net working interest of any Oil and Gas Properties affected thereby or would cause any portion of the net revenue of any Oil and Gas Properties affected thereby to be placed in suspense; (h) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (i) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (j) Liens arising from Uniform Commercial Code financing statement filings made solely as a precautionary measure regarding operating leases entered into by the Borrower and/or any of its subsidiaries in the ordinary course of business covering only the Property under lease; provided that (i) Liens described in clause (a) through clause (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Collateral Agent for the benefit of the Secured Parties is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Obligations.

“Excess Cash” means, as of any date of determination, all cash and Cash Equivalents of the Loan Parties minus Excluded Funds as of such day to the extent that the aggregate amount of such cash and Cash Equivalents exceeds the Excess Cash Threshold.

“Excess Cash Threshold” means $35,000,000; provided that such threshold amount shall be increased on a dollar-for-dollar basis for all Net Proceeds received by the Loan Parties in connection with a Triggering Disposition up to, but not to exceed, an aggregate amount of $40,000,000.

“Excluded Accounts” has the meaning assigned to such term in the Security Agreement.

“Excluded Funds” means, as of any date of determination, the sum of (a) good faith estimate of checks issued, wires initiated or ACH transfers initiated, in any case, to non-Affiliate third parties or to Affiliates on account of transactions not prohibited under this Agreement, (b) [reserved], (c) cash and Cash Equivalents held in any Excluded Accounts, (d) royalty obligations and working interest obligations owing to unaffiliated third parties, (e) production payments, vendor payments, and severance and ad valorem taxes of the Loan Parties due and owing within five Business Days to unaffiliated third parties and for which the Loan Parties will issue checks or initiate wires or ACH transfers within such five Business Day period and (f) funds to be used within two Business Days of such date of determination to make prepayments of First-Out Obligations or Loans required as a result of a Triggering Disposition pursuant to Section 2.07(e) of the First-Out Facility.

“Excluded Subsidiaries” means (a) each Foreign Subsidiary, (b) any Domestic Subsidiary if guaranteeing the Obligations would reasonably be expected to result in material adverse tax consequences as reasonably determined in good faith by the Borrower, (c) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Effective Date (or, if later, the date it becomes a Subsidiary) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received and for only so long as such restriction is outstanding, (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, the cost, burden, difficulty or other consequences of providing a guarantee outweighs the value to the Secured Parties afforded thereby, and (e) any Domestic Subsidiary with no material assets other than capital stock of a Foreign Subsidiary that is controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) (any such Domestic Subsidiary described in this clause (e), a “FSHCO”).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income (however denominated), in each case, (i) by the United States of America or such other jurisdiction (or political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction (or political subdivision thereof) in which the Borrower or any Guarantor is located, (c) in the case of a Lender any U.S. Federal withholding Tax that is imposed on amounts payable to such Lender with respect to an applicable interest in a Loan pursuant to a law in effect at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) (or designates a new lending office), except to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 5.03, (d) any Taxes attributable to a recipient’s failure to comply with Section 5.03(f) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the greater of (a) 0% and (b) the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate as set forth in this clause (b) is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“Final Discharge Date” means the date of the occurrence of the last to occur of the following events: (i) payment in full, in cash, of the outstanding principal of, and accrued and unpaid interest on, all Loans and (ii) payment in full, in cash, of fees and other Obligations (other than contingent indemnity obligations for which no claim has been made).

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Parent and its consolidated Subsidiaries referred to in Section 7.04(a).

“First-Out Agent” means Citibank, as administrative agent for the First-Out Facility, and any assignee or permitted successor thereof.

“First-Out Facility” means that certain Fifth Amended and Restated Credit Agreement, dated as of the date hereof, among the Borrower, the Parent, the First-Out Agent, the Collateral Agent, the First-Out Lenders party thereto from time to time and the other agents and parties party thereto from time to time, and any permitted refinancing debt thereof.

“First-Out Lenders” means the “Lenders” as defined under the First-Out Facility.

“First-Out Loan Documents” means the “Loan Documents” as defined under the First-Out Facility.

“First-Out Revolving Credit Lenders” means the “Revolving Credit Lenders” as defined under the First-Out Facility.

“First-Out Revolving Loans” means “Revolving Loans” as defined in under the First-Out Facility.

“First-Out Term Loan A Loans” means “Term Loans” as defined under the First-Out Facility.

“First-Out Zero Exposure Date” means the “Zero Exposure Effective Date” as defined under the First-Out Facility.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) over the Parent, the Borrower, any Subsidiary, any of their Properties, any Agent or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantor” means the Parent and (a) on the Effective Date, each Subsidiary listed on Annex II and (b) thereafter, each Subsidiary that is a party to the Guaranty Agreement, in each case, until such time as the respective Subsidiary is released from its obligations under the Guaranty Agreement in accordance with the terms and provisions thereof and hereof (subject to any reinstatement thereof).

“Guaranty Agreement” means the Unconditional Guaranty dated as of the Effective Date, executed by the Parent and by certain Subsidiaries (other than the Borrower) from time to time for the benefit of the Secured Parties.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases (excluding coal and timber), or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless other indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and its subsidiaries.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom. Unless otherwise indicated herein, each reference to the term “Hydrocarbons” shall mean Hydrocarbons of the Borrower and its subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 12.03(b).

“Information” shall have the meaning assigned to such term in Section 12.16.

“Initial Reserve Report” means a Reserve Report in form and substance reasonably satisfactory to the Administrative Agent and dated as of December 31, 2018 or such other date as may be acceptable to the Administrative Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Parent, the Borrower and the other Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, minus (i) the portion of any payments or accruals under Synthetic Leases allocable to interest expense, (ii) any imputed interest pursuant to asset retirement obligations whether or not the same constitutes interest expense under GAAP; and (iii) the non-cash amortized portion of deferred financing costs.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Reserve Report” means a reserve report delivered to the First-Out Agent under the First-Out Facility in connection with an Interim Redetermination (as defined in the First-Out Facility).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, any Debt or other obligations of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IRS” means the United States Internal Revenue Service.

“Lenders” means the Persons listed on Annex I and any Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding anything in this definition to the contrary, the “LIBO Rate” shall be deemed not to be less than one percent (1.0%) at any time.

“LIBOR Successor Rate” has the meaning assigned such term in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” has the meaning assigned such term in Section 3.03(c).

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” or “Liquidation” means, with respect to any Swap Agreement, (a) the sale, assignment, novation, unwind, close-out, monetization or termination (whether upon the maturity thereof or otherwise) of all or any part of such Swap Agreement (including, without limitation, any transaction thereunder) or (b) the creation of an offsetting position against all or any part of such Swap Agreement.

“Liquidity” has the meaning set forth in the First-Out Facility as in effect on the date hereof.

“Loan” and “Loans” means the term loans deemed made to the Borrower by the Lenders on the Effective Date pursuant to the Plan of Reorganization and Section 2.01 as part of the restructuring and rearrangement of the Prepetition Borrower’s debt arising under the Prepetition Credit Agreement, or any portion thereof, as the context requires in the aggregate principal amount of $285,000,000 as of the Effective Date, together with any increase in the principal amount of Loans as a result of any PIK Interest.

“Loan Documents” means this Agreement, the Notes, the Security Instruments compliance certificates, subordination agreements, intercreditor agreements, landlord lien waivers, bailee agreements, or other document, instrument or agreement now or hereafter executed and delivered by any Loan Party (or any Person on behalf of any Loan Party) that is also executed by, is for the benefit of, is addressed to or runs in favor of the Administrative Agent or the Collateral Agent (or its respective designee) and/or any Lender in connection with the Loans borrowed hereunder.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Majority Lenders” means, at any time Lenders holding more than fifty percent (50.0%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Parent or any of its Subsidiaries in excess of (1) $5,000,000 in the aggregate during a fiscal quarter or (2) $5,000,000 for any single acquisition or series of related acquisitions of Property.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their respective obligations under any Loan Document, (c) the validity or enforceability of any Loan Document, or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent or any Lender under any Loan Document.

“Material Debt” means Debt of any one or more of the Parent, the Borrower and the other Subsidiaries (other than the Loans), or obligations in respect of one or more Swap Agreements in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Parent, the Borrower or any other Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Gas Imbalance” means, with respect to all gas balancing agreements to which the Borrower or any of its subsidiaries is a party or by which any mineral interest owned by the Borrower or any of its subsidiaries is bound, a net gas imbalance to the Borrower or any of its subsidiaries, individually or taken as a whole in excess of $5,000,000. Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in btu’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation.

“Maturity Date” means January 16, 2023.

“Midstream Assets” means any Property (including, without limitation, contracts, rights of way, easements, surface leases, surface use agreements, permits, pipelines, flow lines, meters, facilities, tank batteries and electrical generation sources) comprising the business of (a) processing, gathering, storing, transporting, treating and/or marketing of Hydrocarbons or (b) processing, gathering, storing, transporting, treating, injecting, recycling and/or disposal of fresh or produced water; provided that the foregoing shall exclude any of the Borrower’s and its subsidiaries’ Property located in the State of Alabama, to the extent that, and for so long as, the grant or perfection of a security interest therein would result in materially adverse tax consequences, solely to the extent such tax consequences have a disproportionate burden or cost to the benefit accruing to the Secured Parties as a result of any such grant or perfection.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means each mortgage, deed of hypothecation, debenture, pledge, deed of trust or agreement executed and delivered by any Loan Party in favor of the Collateral Agent (or its designee) for the benefit of the Secured Parties pursuant to the requirements of this Agreement, which shall be in form and substance satisfactory to the Administrative Agent and the Collateral Agent and under which a Lien is granted, or purported to be granted, on the real property and fixtures described therein.

“Mortgaged Property” means any Property owned by the Borrower or any of its subsidiaries that are Guarantors that is subject to any Lien granted, or purported to be granted, by any of the Borrower or any of its subsidiaries that are Guarantors pursuant to the terms of any Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means the aggregate cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received) received by any Loan Party as consideration in respect of, or in connection with, (x) any Disposition or Casualty Event or (y) the Liquidation, close-out or other similar action in respect of any transaction arising under any Swap Agreement, net of (i) direct expenses related to such Disposition, Casualty Event or Liquidation (including reasonable and customary broker’s fees or commissions paid to unaffiliated third parties, legal fees, investment banking fees, accountants’ fees, underwriting discounts, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable by a Loan Party in connection with such Disposition, Casualty Event or Liquidation (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) Debt (other than the Obligations and Debt permitted by Section 9.02(h)) that is secured by a Lien upon any of the assets being sold or that are the subject of such Casualty Event, as the case may be, and which must be repaid as a result of such sale or such Casualty Event, (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition, Casualty Event or Liquidation (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), which shall, in each case, be reasonably acceptable to the Administrative Agent and (iv) any amounts paid with respect to the unwinding, novation or termination of any Swap Agreement in connection with such Disposition as required by Section 9.14(i)(v) or the First-Out Facility, including payment of any “close-out” amounts required in connection therewith.

“Notes” means the promissory notes of the Borrower required by Section 2.02(d) evidencing the Loans and being substantially in the form of Exhibit B.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means any and all amounts owing or to be owing by the Parent, the Borrower, any other Subsidiary, any Guarantor or other Loan Party (including without limitation, all debts, liabilities, obligations, covenants and duties of each such Person, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising), and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate of any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding: to the Administrative Agent, the Collateral Agent, any Lender or any other Secured Party under any Loan Document.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned by any of the Borrower and its subsidiaries, as the context requires.

“Organizational Documents” mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing, excise, property or other similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Parent” has the meaning set forth in the recitals hereto.

“Participant” has the meaning set forth in Section 12.04(c).

“Participant Register” has the meaning set forth in Section 12.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PDP Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) the sum of (i) the PV-9 (based on Strip Pricing) of the total Proved Reserves of the Loan Parties classified as “proved developed producing” reserves (it being understood that, solely for the purposes of calculating the PDP Coverage Ratio, reimbursable COPAS expenses may, without duplication, be added to such PV-9 value of the total Proved Reserves) and (ii) net mark-to-market value of the Loan Parties’ Swap Agreements on such date to (b) Consolidated Total Debt.

“PDP Reserves” means “proved developed producing oil and gas reserves” as such term is defined by the SPE in its standards and guidelines.

“Pension Plan” means other than a Multiemployer Plan, any employee pension benefit plan, as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and which is sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate or with respect to which a Loan Party has liability.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” means accrued interest that has been capitalized and added to the outstanding principal balance of the Loans in accordance with Section 3.02(d), which shall thereafter be deemed principal bearing interest as elected by the Borrower in accordance with the PIK Interest Election Notice.

“PIK Interest Election Notice” means that certain notice substantially in the form of Exhibit H.

“PIK Interest Payment” has the meaning assigned such term in Section 3.02(d).

“Plan Support Agreement” means that certain Plan Support Agreement effective as of May 8, 2019, among Parent and the Consenting Stakeholders thereunder and as defined therein.

“Platform” has the meaning assigned such term in Section 12.01(d).

“Prepetition Administrative Agent” shall have the meaning assigned to such term in the recitals hereto.

“Prepetition Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Prepetition Mortgages” means each of those certain mortgages and deeds of trust, fixture filings, assignments of as-extracted collateral, security agreements and financing statements executed and delivered by a Loan Party (other than the Parent) or a subsidiary of the Borrower, as the “grantor” or “mortgagor,” for the benefit of the Prepetition Administrative Agent, as amended, amended and restated, supplemented and modified prior to the date hereof, and recorded in the office designated for the filing of a record of a mortgage, deed of trust or financing statement in the applicable jurisdictions.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Oil and Gas Properties” means Hydrocarbon Interests to which Proved Reserves are attributed.

“Proved Reserves” or “Proved” means collectively, “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined by the SPE in its standards and guidelines.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PV-9” means, with respect to the Proved Oil and Gas Properties of the Borrower and its subsidiary Guarantors, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and its subsidiary Guarantors’ collective interests in such Proved Reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent bank price deck of the Administrative Agent.

“QFC” has the meaning assigned such term in Section 12.29.

“QFC Credit Support” has the meaning assigned such term in Section 12.29.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Loan Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” has the meaning set forth in the definition of “Environmental Laws”.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned such term in Section 12.04(b)(v).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, at any time, Lenders holding greater than sixty-six and two-thirds percent (66 2⁄3%) of the then outstanding aggregate principal amount of the Loans.

“Reserve Report” means (i) each report, in form and substance satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.12(a) (or such other date acceptable to the Administrative Agent), the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and its subsidiary Guarantors that are Qualified ECP Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the economic and pricing assumptions consistent with the Administrative Agent’s lending requirements at the time and (ii) any Interim Reserve Report.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in, or issued by, the Parent, the Borrower or any of the other Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent, the Borrower or any of the other Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in, or issued by, the Parent, the Borrower or any of the other Subsidiaries and (b) any payment of management fees, advisory fees or similar fees by the Parent or the Borrower or any of the other Subsidiaries to any holders of their respective Equity Interests or any Affiliates thereof.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, region, territory or government and at the time of this agreement, Iran, Cuba, Syria, North Korea, and the Crimea Region of Ukraine.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including, without limitation (a) any Person listed in any Sanctions-related list of designated or identified Persons maintained by the United States (including, without limitation, by OFAC, the U.S. Department of the Treasury, the U.S. Department of State or the US Department of Commerce), the United Nations Security Council, the European Union or any European Union member state, the United Kingdom (including, without limitation, Her Majesty’s Treasury) or any other relevant authority, (b) any Person located, operating, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person directly or indirectly owned by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government (including, without limitation, OFAC, the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce) (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) the United Kingdom (including, without limitation, Her Majesty’s Treasury); or (e) any other relevant authority.

“Scheduled Unavailability Date” has the meaning assigned such term in Section 3.03(c).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, and the Lenders, and “Secured Party” means any of them individually.

“Secured Swap Provider” shall have the meaning given to such term in the First-Out Facility.

“Securities Account” shall have the meaning set forth in Article 8 of the UCC.

“Security Agreement” means the Second Amended and Restated Pledge and Security Agreement, dated as of the Effective Date, executed and delivered by the Borrower and the Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.

“Security Instruments” means, collectively, the Security Agreement, the Collateral Agency Agreement, each Intellectual Property Security Agreement (as defined in the Security Agreement), the Mortgages, all collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, the Collateral Agent and/or any other Secured Party, the Guaranty Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Collateral Agent (or any of its designees) for the benefit of the Secured Parties, among others.

“SPE” means the Society of Petroleum Engineers.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strip Pricing” means, as of any date of determination for the appropriate crude oil benchmark (WTI Cushing) and appropriate natural gas benchmark (Henry Hub) included in the relevant Reserve Report, for the 60-month period commencing with the month in which such date occurs, as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing as selected by the Administrative Agent (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the average closing price over the preceding ninety (90) days prior to the date of the applicable date of determination (a) for the remainder of the then current calendar year, the average NYMEX pricing for the remaining months in such calendar year, (b) for each of the succeeding four (4) complete calendar years, the average NYMEX pricing for the twelve months in each such calendar year, and (c) for the succeeding fifth complete calendar year and each calendar year thereafter, the average NYMEX pricing for the twelve months in such fifth calendar year; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 60 month periods, the longest period of quotes of less than 60 months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein which in the Administrative Agent’s reasonable opinion is the most comparable exchange to the NYMEX at such time.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent.

“Supported QFC” has the meaning assigned such term in Section 12.29.

“Swap Agreement” means any agreement with respect to any swap, put, collar, call, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, managers, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Lease” means, as to any Person, any lease (including a lease that may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the Property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $5,000,000.

“Transactions” means, with respect to (a) the Parent and the Borrower, the execution, delivery and performance by each of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the grant of liens and security interests by the Parent and the Borrower against its respective Property pursuant to the Security Instruments, (b) each Guarantor (other than the Parent), the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, each Guarantor (including the Parent), its guarantee of the Obligations and all of its other obligations under the Guaranty Agreement and the grant of liens and security interests by such Guarantor against its Property pursuant to the Security Instruments and (c) the effectiveness and consummation of the Plan of Reorganization pursuant to the Confirmation Order.

“Triggering Disposition” means any Disposition of any Oil and Gas Properties (including Casualty Events but excluding any Disposition of any Oil and Gas Properties to a Loan Party (other than the Parent)), any monetization, Liquidation, close-out or other similar action of any Swap Agreements, including in connection with a Disposition of Oil and Gas Properties, (and any sale of Equity Interests in a Subsidiary that owns Oil and Gas Properties or is a party to Swap Agreements (excluding, in each case, any sale of Equity Interests to a Loan Party (other than the Parent))).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unrestricted Cash” means cash and Cash Equivalents that are (i) held in an account that is the subject to an Account Control Agreement in favor of the Collateral Agent, (ii) not subject to any Lien in priority to the lien and security interest of the Secured Parties and (iii) not held in an Excluded Account.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned such term in Section 12.29.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f).

“USA Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Parent, the Borrower or one or more other Wholly-Owned Subsidiaries or are owned by the Parent, the Borrower and one or more other Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03.         Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04.         Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (g) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, cash, securities, accounts and contract rights. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05.         Headings. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.06.         Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared for the Parent, the Borrower and the Subsidiaries, on a consolidated basis, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Parent’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.07.         Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.08.        Calculations: Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.09.        Determination of Time of Day. Unless designated otherwise, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.10.        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

Section 2.01.        Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Prepetition Lender that is a party hereto on the Effective Date severally agrees to restructure and rearrange a portion of the Debt owing to it under the Prepetition Credit Agreement and the DIP Credit Agreement as a Loan hereunder in an amount for each such Prepetition Lender equal to such Prepetition Lender’s pro rata share of $285,000,000 of Loans as set forth on Annex I attached hereto. The Loans shall be deemed to be made in a single advance on the Effective Date. Once repaid or prepaid, in whole or in part, the Loans may not be reborrowed. No Lender shall have any commitment to make (or assume) any Loans other than as described in this Section 2.01.

Section 2.02.        Loans and Borrowings.

(a)          Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans deemed made by the Lenders ratably in accordance with their respective Applicable Percentages.

(b)          Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)          Notes. If requested by any Lender, the Loans made by such Lender shall be evidenced by a Note made by the Borrower in substantially the form of Exhibit B dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, each payable to such Lender or its registered assigns in a principal amount equal to the principal amount of the Loans held by such Lender, as in effect on such date, and otherwise duly completed. In the event any Lender’s share of the outstanding Loans increases for any reason (whether pursuant to Section 12.04(b) or otherwise), the Borrower shall, upon request of such Lender, deliver or cause to be delivered, to the extent such Lender is then holding a Note, on the effective date of such increase, a new Note payable to such Lender or its registered assigns in a principal amount equal to such Lender’s outstanding Loans as of such date. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for such Lender’s Note. Failure to make any such recordation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of any transfer by any Lender of its Note.

Section 2.03.         Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax or other electronic communication subject to Section 12.01(b) to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit C and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Borrowing (and, with respect to the Borrowing Request on the Effective Date, the amount of the requested Borrowing);

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total outstanding Loans to exceed $285,000,000 plus any PIK Interest.

Section 2.04.        Interest Elections.

(a)          Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax or other electronic communication subject to Section 12.01(b) to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit D and signed by the Borrower.

(c)          Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01.        Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

Section 3.02.        Interest.

(a)          ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)          Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)          Post-Default Rate. Notwithstanding the foregoing, (i) if any Event of Default of the type described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j) occurs and is continuing, then (x) all outstanding principal in respect of Loans and (y) all fees and other obligations under any Loan Document that, in the case of this clause (y), are not paid when due shall in each case automatically bear interest at a rate per annum of two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a) (including the Applicable Margin), but in no event to exceed the Highest Lawful Rate, and shall be payable on demand made by the Administrative Agent and (ii) if any Event of Default occurs (other than an Event of Default described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j)) and is continuing, then at the election of the Majority Lenders (or the Administrative Agent at the direction of Majority Lenders), (x) all outstanding principal in respect of Loans and (y) all fees and other obligations under any Loan Document that, in the case of this clause (y), are not paid when due shall, in each case, bear interest at a rate per annum of two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a) (including the Applicable Margin), but in no event to exceed the Highest Lawful Rate, and shall be payable on demand made by the Administrative Agent.

(d)          Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand made by the Administrative Agent, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion; provided further that with respect any Interest Payment Date, the Borrower may elect to pay the amount of interest due on such date in cash or to capitalize all or any portion of such amount and add it to the outstanding principal balance of the Loans (if only a portion of the amount due is capitalized, the remaining amount due shall be paid in cash) (such capitalization of interest payment into the principal balance of the Loans being referred to herein as a “PIK Interest Payment”). The Borrower shall make such PIK Interest Payment election no later than the day immediately prior to the applicable Interest Payment Date. The Borrower may not make more than two PIK Interest Payments; provided that each time the Borrower repays in cash the principal amount of any prior PIK Interest Payment made (excluding any interest accrued thereon), the Borrower shall regain the right to make an additional PIK Interest Payment. All PIK Interest shall be deemed capitalized on the applicable Interest Payment Date and an extension of Loans pursuant to the terms of, and subject to, the Loan Documents. Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of Loans refers to the original face amount of the Loans plus any increase in the principal amount of the outstanding Loans as a result of payments of PIK Interest. The entire unpaid balance of all PIK Interest shall be immediately due and payable in full in immediately available funds on the Maturity Date. Unless the Borrower delivers to the Administrative Agent a PIK Interest Election Notice at least three Business Days prior to the applicable Interest Payment Date, the Borrower will be deemed to have elected for the applicable quarterly period to make interest payments in the form of cash interest.

(e)          Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03.        Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)          the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, fax or other electronic communication subject to Section 12.01(b) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (and shall be deemed to be a request for an ABR Borrowing), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(c)          Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Majority Lenders notify the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined, that:

(i)          adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including, without limitation, because the LIBO Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)         the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the LIBO Rate (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 12.02, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent notice that such Majority Lenders do not accept such amendment. The LIBOR Successor Rate shall not be less than zero.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, (to the extent of the affected Eurodollar Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Eurodollar Loan of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an ABR Loan in the amount specified therein.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

Section 3.04.        Prepayments.

(a)          Optional Prepayments.

(i)          The Borrower shall have the right at any time and from time to time after the First-Out Zero Exposure Date, to prepay, without premium or penalty subject to clause (ii) below and Section 5.02, any Borrowing of Loans in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(ii)         In the event that the Borrower prepays any Loans under clause (i) above, on or prior to the date that is twelve (12) months after the Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, a prepayment premium of 1.00% of the aggregate principal amount of the Loans so prepaid.

(b)          Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other electronic communication subject to Section 12.01(b)) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in a minimum principal amount of $1,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)          Mandatory Prepayments.

(i)          After the First-Out Zero Exposure Date, within one (1) Business Day following the receipt by any Loan Party of Net Proceeds in respect of any Debt not permitted by Section 9.02, the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds received in respect of such incurrence of Debt. Nothing in this paragraph is intended to permit any Loan Party to incur Debt other than as permitted under Section 9.02, and any such incurrence of Debt in violation of Section 9.02 shall be an Event of Default.

(ii)         After the First-Out Zero Exposure Date, within one (1) Business Day following the receipt by any Loan Party of Net Proceeds in respect of a Triggering Disposition, the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds received in respect of such Triggering Disposition in excess of the Excess Cash Threshold (which threshold, for the avoidance of doubt, shall be increased on a dollar-for-dollar basis for all Net Proceeds received by the Loan Parties in connection with a Triggering Disposition up to, but not to exceed, an aggregate amount of $40,000,000). Nothing in this paragraph is intended to permit any Loan Party to sell Property in breach of Section 9.12, and any such sale in violation of Section 9.12 will constitute a breach of this Agreement.

(iii)        Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied first ratably to any ABR Borrowings then outstanding and thereafter to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(iv)        Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)          Excess Cash Balances. After the First-Out Zero Exposure Date, if the Loan Parties have any Excess Cash on the fifteenth day of each month, the Borrower shall repay the then-outstanding Loans on such date (or if not a Business Day, the immediately succeeding Business Day), which prepayment shall be in an amount equal to the amount of such Excess Cash. Such repayments shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto. Each prepayment of Borrowings pursuant to this Section 3.04(d) shall be applied ratably to the Loans so repaid. Prepayments pursuant to this Section 3.04(d) shall be accompanied by accrued interest as required by Section 3.02.

(e)          Amortization of Loans; Payment at Maturity. There shall be no amortization of Loans. On the Maturity Date, the Borrower shall repay the principal amount of the Loans outstanding on such date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(f)          No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 3.04(a)(ii), and Section 5.02.

Section 3.05.        Fees.

(a)          Agent Fees. The Borrower agrees to pay to the Administrative Agent and the Collateral Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the Administrative Agent and the Collateral Agent, as applicable).

(b)          Upfront Fee. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender, an upfront fee in an amount equal to 0.45% of the aggregate stated principal amount of the Loans held by the Lenders on the Effective Date, earned and due and payable to the Lenders on the Effective Date.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01.        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)          Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02.        Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03.        Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. After acceleration or maturity of the Loans, all principal will be paid as provided in Section 10.02(b).

Section 4.04.        Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Collateral Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent, the Collateral Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent, the Collateral Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its subsidiaries and (b) the Lenders hereby authorize the Administrative Agent and the Collateral Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such subsidiaries.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01.        Increased Costs.

(a)          Eurodollar Changes in Law. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)         subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or other recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or other recipient (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or other recipient such additional amount or amounts as will compensate such Lender or other recipient for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02.        Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03.        Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if any Withholding Agent shall be required to deduct or withhold any Taxes from such payments (as determined in the good faith discretion of the Withholding Agent), then (i) if such deduction or withholding shall be for Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Withholding Agent shall make such deductions or withholdings and (iii) the Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)          Payment of Other Taxes by the Borrower. Except to the extent excused or prohibited by the Bankruptcy Code, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by, or required to be deducted or withheld from payment to, the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent or a Lender as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.

(d)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c) (3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable); or

(4)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; and

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Withholding Agent to determine the withholding or deduction required to be made.

(D)         If the Administrative Agent or Collateral Agent is a U.S. Person, it shall provide the Borrower, on or prior to the date that it becomes a party to this Agreement, with two duly completed copies of IRS Form W-9 or (B) if the Administrative Agent or Collateral Agent is not a U.S. Person, then it shall provide the Borrower, to the extent legally entitled to do so, with two properly completed IRS Forms W-8ECI with respect to fees received on its own behalf and any such other documentation prescribed by applicable Law and reasonably requested by the Borrower that would allow the applicable Borrower to make payments to such Administrative Agent or Collateral Agent without deduction or withholding of any U.S. federal withholding Taxes. If the Administrative Agent or Collateral Agent is not a U.S. Person, such Administrative Agent or Collateral Agent shall provide the Borrower, to the extent legally entitled to do so, on or prior to the date that it becomes a party to this Agreement, with two duly completed copies of IRS Form W-8IMY (or successor form) certifying that it is either (i) a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others or (ii) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the U.S. and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and such Administrative Agent or Collateral Agent agree to so treat such Administrative Agent or Collateral Agent as a United States person with respect to such payments as contemplated by U.S. Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), with the effect that the Borrower can make payments to the Administrative Agent or Collateral Agent without deduction or withholding of any Taxes imposed by the United States.

Each Lender, Administrative Agent, and Collateral Agent agrees that if any form or certification it previously delivered under this Section 5.03(f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and, in case of each Lender, the Administrative Agent in writing of its legal inability to do so.

(g)          FATCA. Each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered under this Section 5.03(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent and the Collateral Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)          Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.

Section 5.04.        Mitigation Obligations; Replacement of Lenders.

(a)          Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03 or (iii) in addition to the foregoing, in connection with any consent to or approval of any proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or the consent of each Lender affected thereby, the consent of the Majority Lenders shall have been obtained but any Lender has not so consented to or approved such proposed amendment, waiver, consent or release, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all its interests, rights and obligations under this Agreement to an assignee or assignees that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and paid the assignment fee required by Section 12.04, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 5.01, for payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender hereby agrees to make such assignment and delegation required under this Section 5.04(b) so long as the Borrower, at its sole expense and effort, obtains the agreement of an assignee or assignees to accept such assignment and such assignment otherwise complies with the requirements of Section 12.04. If such assignment is pursuant to subpart (b)(iii) such assignee must consent to vote for such amendment to which the non-consenting lender did not vote.

Section 5.05.        Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01.        Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans (or to be deemed to have made Loans, as applicable) hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)          the Administrative Agent, the Collateral Agent, the Arranger and the Lenders, as applicable, shall have received all upfront and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, without limitation, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses that would otherwise be required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Latham & Watkins LLP, counsel to the Administrative Agent);

(b)          the Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or a Responsible Officer of the Borrower and each Guarantor setting forth (i) a copy of the Bankruptcy Court order authorizing the Loan Parties to enter into this Agreement, (ii) the officers of the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws (or comparable organizational documents for those Loan Parties that are not corporations) of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary;

(c)          the Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor;

(d)          the Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party;

(e)          the Administrative Agent shall have received duly executed Notes payable to each Lender that requests a Note in the principal amounts equal to the Loans held by such Lender dated as of the date hereof;

(f)          the Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Collateral Agency Agreement, the Guaranty Agreement, the Security Agreement, the Mortgages and each other Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments:

(i)          the Administrative Agent shall be satisfied that the Security Instruments create first-priority, perfected Liens on at least 95% of the PV-9 of the Proved Oil and Gas Properties evaluated in the Initial Reserve Report and on all other Property purported to be pledged as collateral pursuant to the Security Instruments; and

(ii)         the Collateral Agent shall have received certificates, if any, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors, to the extent such Equity Interests are certificated.

(g)          without limiting the generality of the foregoing, the Administrative Agent shall have received from the Parent, the Borrower and each other Subsidiary, in each case to the extent applicable, duly executed counterparts (in such number as may be requested by the Administrative Agent) of such amendments to, and/or confirmations of, the Security Instruments executed and delivered prior to the date hereof in connection with the Prepetition Credit Agreement as may be required by the Administrative Agent in its reasonable discretion, which amendments and/or confirmations shall be in form and substance reasonably satisfactory to the Administrative Agent;

(h)         the Administrative Agent shall have received an opinion of (i) Kirkland & Ellis LLP, counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent and its counsel, and (ii) local counsel opinions in such jurisdictions where Mortgages are filed, in each case, in form and substance reasonably acceptable to the Administrative Agent and its counsel;

(i)          the Agents shall have received a certificate of insurance coverage of the Parent and the Borrower evidencing that the Parent and the Borrower are carrying insurance in compliance with the requirements in Section 8.07 and such certificate shall otherwise comply with the requirements of Section 8.07; provided that, the foregoing certificate may be delivered in the name of the predecessor of the Parent and Borrower on the Effective Date and promptly followed by a replacement certificate in the current name of the Parent and Borrower;

(j)          the Administrative Agent shall have received title evidence as the Administrative Agent may request, which shall be in form and substance satisfactory to the Administrative Agent and which shall and shall include information regarding the before payout and after payout ownership interests held by the Loan Parties, for all wells located on the Oil and Gas Properties, covering at least 90% of the present value of the Proved Oil and Gas Properties of the Loan Parties evaluated in the Initial Reserve Report, as determined by the Administrative Agent;

(k)          the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the representation and warranty in Section 7.03;

(l)          the Administrative Agent shall have received (i) unaudited consolidated financial statements of the Parent for each fiscal quarter of the current fiscal year ended at least 45 days prior to the Effective Date and (ii) reasonably detailed financial projections of the Parent, on a consolidated basis, for five years following the Effective Date (prepared on a quarterly basis);

(m)         the Administrative Agent shall have received appropriate Uniform Commercial Code search certificates and county-level real property record search results reflecting no Liens (other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03) encumbering the Properties of the Parent, the Borrower and the other Subsidiaries for each jurisdiction requested by the Administrative Agent;

(n)          the capitalization structure and equity ownership of each Loan Party after giving effect to the Transactions shall be reasonably satisfactory to the Administrative Agent in all respects;

(o)          since May 8, 2019, there shall have been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect (other than as a result of the events leading up to, directly arising from, or direct effects of, the commencement or continuance of the Chapter 11 Cases);

(p)         (i) the Bankruptcy Court shall have entered a final order (such final order, the “Confirmation Order”) in form and substance reasonably satisfactory to the Administrative Agent confirming the Plan of Reorganization (which Plan of Reorganization is reasonably satisfactory to the Administrative Agent) and all related orders, in each case, in form and substance reasonably satisfactory to the Administrative Agent, and the Confirmation Order shall be in full force and effect and Final (or shall provide that it is a “Final Order” for purposes of the Plan of Reorganization), not subject to any stay, reversal or motion to vacate and shall not have been modified or amended in any manner materially adverse to the Administrative Agent and/or the Lenders or in a manner contrary to the Plan of Reorganization, the Plan Support Agreement, the Disclosure Statement (as defined in the Plan of Reorganization) or any documentation related thereto, (ii) all conditions to the Effective Date (as defined in the Plan of Reorganization) of the Plan of Reorganization shall have been satisfied (or will be satisfied upon the occurrence of the Effective Date) or waived in accordance with the terms set forth therein, (iii) the Effective Date (as defined in the Plan of Reorganization) shall have occurred or shall occur substantially contemporaneously with the Effective Date hereof, (iv) the consummation of the Plan of Reorganization in accordance with its terms shall have occurred or shall occur substantially contemporaneously with the Effective Date, and (v) the Administrative Agent shall be reasonably satisfied that the claims or interests in the Loan Parties required to be paid in full on the Effective Date (as defined in the Plan of Reorganization) have been paid in full;

(q)          the Confirmation Order shall approve this Agreement and authorize the Loan Parties’ execution and delivery hereof and the Loan Documents;

(r)          as of the Effective Date, after giving effect to the Transactions and the Loans made or deemed made hereunder on the Effective Date, the Liquidity of the Borrower and the other Loan Parties (other than the Parent) shall be not less than $40,000,000;

(s)          the Administrative Agent shall be in receipt of the Collateral Agency Agreement, duly executed and delivered by each of the parties thereto, containing terms and provisions satisfactory to the Administrative Agent in its sole discretion;

(t)          the Parent and the Borrower shall have paid to the Prepetition Lenders all other payments as provided for in the Plan Support Agreement and the Plan of Reorganization, which amounts shall be applied to the repayment of the claims of the Prepetition Lenders arising under the Prepetition Credit Agreement, including, without limitation, the Obligations (as defined in the Prepetition Credit Agreement) (the “Prepetition Obligations”) in accordance with the Plan of Reorganization;

(u)          the DIP Credit Agreement shall be repaid in full and terminated and the commitments thereunder terminated, and all security interests related thereto shall have been terminated substantially concurrently with the Effective Date;

(v)         the Administrative Agent and the Collateral Agent shall have received from the Loan Parties, to the extent requested by the Lenders, the Administrative Agent or the Collateral Agent at least 10 days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case, no later than three days prior to the Effective Date;

(w)         RPA Advisors shall have received all accrued and unpaid fees and out-of-pocket expenses arising in connection with the Transactions, to the extent invoiced at least one Business Day prior to the Effective Date; and

(x)          the Administrative Agent shall have received such other documents as the Administrative Agent or counsel to the Administrative Agent may reasonably request.

(y)          at the time of and immediately after giving effect to the Borrowing on the Effective Date, no Default or Event of Default shall have occurred and be continuing.

(z)          the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date, except to the extent (i) that any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Effective Date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (ii) that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, in which case such representation and warranty (as so qualified) shall continue to be true and correct in all respects.

(aa)        the making of the Loans on the Effective Date shall not conflict with, or cause any Lender to violate or exceed, any applicable Governmental Requirement, and no litigation that would reasonably be expected to result in a Material Adverse Effect shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(bb)       The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. Unless otherwise specified, all documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Parent, the Borrower or any of the Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower represent and warrant to the Administrative Agent and the Lenders that:

Section 7.01.        Organization; Powers. Each of the Parent, the Borrower and the other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02.        Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s limited liability company, partnership, and corporate powers (as applicable) and have been duly authorized by all necessary limited liability company and, if required, member action (including, without limitation, any action required to be taken by any class of managers, directors or partners (as applicable) of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03.       Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members or any class of managers, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except the Bankruptcy Court’s order approving the Plan of Reorganization and such other approvals as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement, (ii) those third party approvals or consents which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, and (iii) consents by, required notices to, or other actions by state and federal governmental entities in connection with the assignment of state and federal oil and gas leases or other interests therein that are customarily obtained subsequent to such assignments, (b) will not violate any applicable law or Organizational Documents of the Parent, the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent, the Borrower or any other Subsidiary or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by the Parent, the Borrower or such other Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Parent, the Borrower or any other Subsidiary (other than the Liens created by the Loan Documents which, for the avoidance of doubt, include the Liens created under the First-Out Facility).

Section 7.04.        Financial Condition; No Material Adverse Change.

(a)          The Borrower has delivered to the Administrative Agent and the Lenders financial information delivered pursuant to Section 6.01(l). When delivered, all financial statements so delivered pursuant to Section 6.01(l) and Section 8.01 are complete and correct in all material respects and fairly present in all material respects on a consolidated basis the assets, liabilities and financial position of the Parent and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements), in each case, in accordance with GAAP. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all Material Debt and other material liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Debt, in each case, to the extent required to be disclosed under GAAP. All pro forma financial statements and projections delivered pursuant to Section 6.01(l) or Section 8.01(f) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and pro forma statements shall be subject to normal year end closing and audit adjustments.

(b)          Since May 8, 2019, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect (other than as a result of the events leading up to, directly arising from, or direct effects of, the commencement or continuance of the Chapter 11 Cases) and (ii) the business of the Parent and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c)          Neither the Parent, the Borrower nor any other Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05.        Litigation.

(a)          Other than the Chapter 11 Cases, except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or the Parent, threatened in writing against or affecting the Parent, the Borrower or any of their respective subsidiaries (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)          Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06.        Environmental Matters. Except as set forth on Schedule 7.06 and as could not reasonably be expected to have a Material Adverse Effect (or with respect to clauses (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)          neither any Property of the Parent, the Borrower or any other Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b)          no Property of the Parent, the Borrower or any other Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, formally conducted thereon by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c)          all Environmental Permits, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Parent, the Borrower and each other Subsidiary, including, without limitation, past or present treatment, storage, disposal or Release of a Hazardous Material into the environment, have been duly obtained or filed, and the Parent, the Borrower and each other Subsidiary are in compliance with the terms and conditions of all such Environmental Permits.

(d)          all Hazardous Materials, if any, generated at any and all Property of the Parent, the Borrower or any other Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as could not reasonably be expected to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e)          the Borrower has taken all steps required by Environmental Laws to determine and has determined that no Hazardous Materials have been disposed of or otherwise Released and there has been no threatened Release of any Hazardous Materials on or to any Property of the Parent, the Borrower or any other Subsidiary except in compliance with Environmental Laws and so as could not reasonably be expected to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f)          none of the Parent, the Borrower nor any Subsidiary has any known liability or is conducting any Remedial Work in connection with any Release or threatened Release of any Hazardous Material into the environment.

Section 7.07.        Compliance with the Laws and Agreements; No Defaults.

(a)          Each of the Parent, the Borrower and each other Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          None of the Parent, the Borrower or any other Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Parent, the Borrower or any other Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Debt is outstanding or by which the Parent, the Borrower or any other Subsidiary or any of their Properties is bound.

(c)          No Default or Event of Default has occurred and is continuing.

Section 7.08.        Investment Company Act. None of the Parent, the Borrower nor any other Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09.        Taxes. Each of the Parent, the Borrower and the other Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrower or such other Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, (b) to the extent otherwise excused or prohibited under the Bankruptcy Code or (c) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent, the Borrower and the other Subsidiaries in respect of Taxes and other governmental charges are adequate. No Tax Lien has been filed (except for any Liens for Taxes the nonpayment of which is excused or prohibited by the Bankruptcy Code) and, to the knowledge of the Parent or the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10.        ERISA.

(a)          Except as would not result in a Material Adverse Effect, the Loan Parties and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Pension Plan.

(b)          Except as would not result in a Material Adverse Effect, each Pension Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)          Except as would not result in a Material Adverse Effect, no liability to the PBGC (other than for the payment of current premiums which are not past due) by a Loan Party or any ERISA Affiliate has been or is expected by a Loan Party or any ERISA Affiliate to be incurred with respect to any Pension Plan. Except as would not result in a Material Adverse Effect, no ERISA Event has occurred.

(d)          Except as would not result in a Material Adverse Effect: full payment when due has been made of all amounts which the Loan Parties or any ERISA Affiliate is required under the terms of each Pension Plan or applicable law to have paid as contributions to such Pension Plan as of the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan.

(e)          Except as would not result in a Material Adverse Effect, no Loan Party or any ERISA Affiliate contributes to, or has at any time in the six-year period preceding the date hereof contributed to, any Multiemployer Plan.

Section 7.11.       Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it, the Parent, or any of the other Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (other than as a result of the events leading up to, directly arising from, or direct effects of, the commencement or continuance of the Chapter 11 Cases). None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent, the Borrower or any other Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Parent, the Borrower or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Parent, the Borrower or any other Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Parent, the Borrower and the other Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 7.12.       Insurance. Schedule 7.12(a) sets forth a true, complete and correct description of all insurance maintained by the Parent, the Borrower or by the Parent or the Borrower for the other Subsidiaries or by each Subsidiary for itself, as the case may be, as of the date hereof. The Parent and the Borrower have, and caused all of their respective subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are commercially reasonable and usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Parent, the Borrower and the other Subsidiaries. The Collateral Agent and the Lenders have been named as an additional insured in respect of such liability insurance policies, and the Collateral Agent has been named as lender loss payee with respect to Property loss insurance.

Section 7.13.       Restriction on Liens. Neither the Parent, the Borrower nor any of their respective subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(e), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Collateral Agent, the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 7.14.       Subsidiaries. As of the date hereof, each direct and indirect Subsidiary of the Parent and the Borrower are set forth on Schedule 7.14 or disclosed to the Administrative Agent. Each subsidiary on such schedule is a Wholly-Owned Subsidiary. Neither the Parent, the Borrower nor any of their respective subsidiaries has any Excluded Subsidiaries.

Section 7.15.        Location of Business and Offices. The Parent’s jurisdiction of organization is Delaware; the name of the Parent, as listed in the public records of its jurisdiction of organization, is Grizzly Energy, LLC; and the organizational identification number, if any, of the Parent in its jurisdiction of organization is 4686581 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(o) in accordance with Section 12.01). The Borrower’s jurisdiction of organization is Kentucky; the name of the Borrower as listed in the public records of its jurisdiction of organization is Grizzly Natural Gas, LLC; and the organizational identification number of the Borrower in its jurisdiction of organization is 0601349 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(o) in accordance with Section 12.01). The Borrower’s principal place of business is located at the address in Houston, Texas specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(o) and Section 12.01(c)), and its chief executive offices is located at the San Felipe street address in Houston, Texas specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(o) and Section 12.01(c)). The Parent’s principal place of business is located at the address in Houston, Texas specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(o) and Section 12.01(c)), and its chief executive offices is located at the San Felipe Street address in Houston, Texas specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(o) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(o)).

Section 7.16.        Properties; Titles, Etc.

(a)          Each of the Borrower and its subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report, and each Loan Party has good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower, or its subsidiary specified as the owner, owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such subsidiary’s net revenue interest in such Property. The ownership by the Borrower and its subsidiaries of the Hydrocarbons and the undivided interests therein specified on the exhibits to the Mortgages are the same interests reflected in the most recently delivered Reserve Report.

(b)          All material leases and agreements necessary for the conduct of the business of the Borrower and its subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)          The rights and Properties presently owned, leased or licensed by the Borrower and its subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)          All of the Properties of the Borrower and its subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)          The Borrower and each of its subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

(f)         Each Loan Party has good and defensible title to its Midstream Assets free and clear of all Liens except Liens permitted by Section 9.03.

Section 7.17.       Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, and subject to the prior rights and limitations of Borrower as an owner of non-operated working interests, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any of its subsidiaries is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any of its subsidiaries is deviated from the vertical more than the maximum permitted by Governmental Requirements (except with respect to horizontal wells permitted by Governmental Authority), and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures, equipment and all other Midstream Assets owned in whole or in part by the Borrower or any of its subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its subsidiaries, in a manner consistent with the Borrower’s or its subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18.        Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no Material Gas Imbalances, take or pay or other prepayments which would require the Borrower or any of its subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.19.      Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20.       Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(g), sets forth, a true and complete list of all Swap Agreements of the Borrower and each of its subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21.        Use of Loans. The proceeds of the Loans made or deemed made (i) on the Effective Date, shall be used in accordance with the Plan of Reorganization and (ii) thereafter, (a) to provide working capital for exploration and production operations, (b) to finance Capital Expenditures, including capital projects and additional acquisitions, in each case to the extent permitted by the terms of this Agreement and (c) for other lawful general corporate purposes.

The Parent, the Borrower and each of their respective subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22.        Solvency. After giving effect to the Transactions and at each time this representation is made from time to time, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Parent, the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Parent, the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Parent, the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Parent, the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Parent, the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.23.        Anti-Corruption Laws and Sanctions. The Parent and the Borrower have implemented and maintain in effect policies and/or procedures reasonably designed to ensure compliance by the Parent, the Borrower and the other Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and the Parent, the Borrower and the other Subsidiaries and their respective officers and employees and, to the knowledge of the Parent and the Borrower, their respective directors, officers, employees and agents are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, the Borrower nor the other Subsidiaries nor any of their respective directors, officers or employees, nor (b) to the knowledge of the Parent or the Borrower, any agent of the Parent, the Borrower or any other Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds thereof or any other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law or applicable Sanctions.

Section 7.24.        Security Instruments. The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Borrower’s and each Guarantor’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof. The Mortgages (other than the Mortgages covering the Oil and Gas Properties of LRE Operating and Oil and Gas Properties of EROC), having been filed in the offices of the counties where such properties are located, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Guarantor in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 9.03. When the Mortgages covering the Oil and Gas Properties of LRE Operating and Oil and Gas Properties of EROC are filed in the offices of the counties where such properties are located, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Guarantor in the Mortgaged Property thereunder and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 9.03. When the Mortgages covering the Midstream Assets are filed in the offices of the countries where such Midstream Assets are located, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and all of the Loan Parties’ Midstream Assets and the proceeds thereof, in each case prior and superior in right to any Person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 9.03. Each Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the right, title and interest of each Loan Party executing the same in and to all of the Collateral described therein.

Section 7.25.       [Reserved].

Section 7.26.       EEA Financial Institution. Neither the Parent, the Borrower, nor any other Subsidiary is an EEA Financial Institution.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until the Final Discharge Date, the Parent and the Borrower covenant and agree with the Lenders that:

Section 8.01.        Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a)          Annual Financial Statements; Fresh Start Accounting. As soon as available, but in any event in accordance with then applicable law and not later than ninety (90) days after (i) the Effective Date, the fresh start accounting balance sheet of the Parent, on a consolidated basis, as at the Effective Date, and (ii) the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case (for periods occurring after the implementation of fresh start accounting) in comparative form the figures for the previous fiscal year, all reported on by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a “going concern” qualification resulting from any of the following (i) an upcoming maturity date with respect to any Debt occurring within one year from the time such opinion is delivered, (ii) a breach or anticipated breach of financial covenants and/or (iii) liquidity concerns)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)          Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case (for periods occurring after the implementation of fresh start accounting) in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)          Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a)(ii) or Section 8.01(b), a certificate of a Financial Officer of the Borrower and the Parent in substantially the form of Exhibit F hereto (i) certifying as to whether a Default has occurred and is continuing as of the date of such certificate and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the most recently delivered financial statements pursuant to Section 8.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)          Certificate of Accounting Firm—Defaults. Concurrently with any delivery of financial statements under Section 8.01(a)(ii), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e)          Certificate of Financial Officer—Consolidating Information. If, at any time, any Subsidiary of the Parent is not a consolidated subsidiary, then concurrently with any delivery of financial statements under Section 8.01(a)(ii) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all consolidated Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Parent.

(f)          Annual Budgets. Within 90 (ninety) days (or such later date as may be determined by the Administrative Agent) after the end of each fiscal year of the Parent and the Borrower (beginning with the date that is ninety (90) days after the end of fiscal year ending December 31, 2019), a quarterly business plan and budget, reasonably satisfactory to the Administrative Agent, for the following fiscal year of the Parent and the Borrower, on a consolidated basis, including forecasts prepared by management of the Parent and the Borrower.

(g)          [Reserved].

(h)          [Reserved].

(i)           [Reserved].

(j)           SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, (i) written notice of the filing of all periodic and other reports, proxy statements and other materials filed by Parent with the SEC, or with any national securities exchange (other than Forms 10-Q and 10-K), or (ii) copies of materials distributed by Parent to its equityholders generally.

(k)           Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or written notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement (including the First-Out Facility), other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(l)            [Reserved].

(m)          Notice of Sales of Oil and Gas Properties; Midstream Assets. In the event the Borrower or any of its subsidiaries intends to Dispose of any Oil and Gas Properties, Midstream Assets or any Equity Interests in any such subsidiary or Liquidate any Swap Agreement, in each case that could reasonably be expected to be a Triggering Disposition, prior written notice thereof.

(n)           Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(o)          Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within ten (10) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.

(p)          [Reserved].

(q)          [Reserved].

(r)          [Reserved].

(s)          [Reserved].

(t)          Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, bylaws, certificate or articles of organization, regulations, any preferred stock designation or any other organic document of the Parent, the Borrower or any other Subsidiary.

(u)          PATRIOT Act. Promptly after the request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act and the Beneficial Ownership Regulation.

(v)         Notification of Hedging Violation. Promptly notify Administrative Agent if the volumes of Hydrocarbons hedged under Swap Agreements ever exceed the actual daily production of the Hydrocarbons from the Mortgaged Property.

(w)         Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any other Subsidiary or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 8.01(a), (b) or (j) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or Parent posts such documents, or provides a link thereto on the Borrower’s public website or (ii) on which such documents are posted on the Borrower’s behalf or Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower, as applicable, shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 8.02.        Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt (and in any event within three Business Days) written notice of the following:

(a)          the occurrence of any Default or Event of Default;

(b)          (i) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Parent, the Borrower, any other Subsidiary or any of their respective Affiliates to the extent not previously disclosed in writing to the Administrative Agent and, in each case, and (ii) any material adverse development in any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Parent, the Borrower or any other Subsidiary (whether or not previously disclosed to the Lenders) that, in the case of either clause (i) or (ii) above, could reasonably be expected to result in liability in excess of $15,000,000, not fully covered by insurance, subject to normal deductibles (and excluding any actions, suits, proceedings, investigations or arbitrations arising under or otherwise related to Environmental Laws, which are subject to the terms of Section 8.10(b));

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, at their option, make available to the Lenders the Communications by posting the Communications on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrower or any of their respective Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the other Agents, the Arrangers and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower, any of the Loan Parties or Parent, or any of their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 12.16); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the other Agents and each of the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 8.03.         Existence; Conduct of Business. The Parent and the Borrower will, and will cause each of their respective subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.13.

Section 8.04.         Payment of Obligations. The Parent and the Borrower will, and will cause each of their respective subsidiaries to, pay its obligations, including Tax liabilities of the Parent, the Borrower and each of their respective subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent, the Borrower or such subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Parent, the Borrower or any other Subsidiary.

Section 8.05.         Performance of Obligations under Loan Documents. The Borrower will pay the Obligations according to the reading, tenor and effect of this Agreement and the Notes, and the Borrower will, and will cause the Parent and each of their respective subsidiaries to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06.        Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each of its subsidiaries to:

(a)          operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, in those circumstances where a reasonably prudent operator under similar circumstances and in accordance with customary industry practice would be prudent not to do so, and where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)          operate and maintain in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the gathering, transportation or processing of Hydrocarbons and other minerals therefrom, except, in each case, in those circumstances where a reasonably prudent operator under similar circumstances and in accordance with customary industry practice would be prudent not to do so, and the failure to comply could not reasonably be expected to have a Material Adverse Effect, all pipelines, compressor stations, wells, gas or crude oil processing facilities, field gathering systems, tanks, tank batteries, pumps, pumping units, fixtures, valves, fittings, machinery, parts, engines, boilers, meters, apparatus, appliances, tools, implements, casing, tubing, rods, cables, wires, towers, surface and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its subsidiaries that are useful or necessary to conduct normal operations relating to gathering, transportation, processing or removal of Hydrocarbons and other minerals or CO2 therefrom.

(c)          keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its producing Oil and Gas Properties, all gas or crude oil processing facilities and other material Properties, including, without limitation, all equipment, machinery and facilities.

(d)          promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and gas or crude oil processing facilities and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder

(e)          promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other Properties;

(f)          operate its Proved Oil and Gas Properties, all gas or crude oil processing facilities and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties, gas or crude oil processing facilities and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements. To the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07.        Insurance. The Borrower will, and will cause the Parent and each of their respective subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance reasonably satisfactory to the Administrative Agent (it being hereby confirmed that the insurance of the Parent and its Subsidiaries effective as of the Effective Date, as described in Schedule 7.12(a), satisfies the foregoing requirement as of the Effective Date) and (a) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance in all material respects with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Obligations shall be endorsed in favor of and made payable to the Collateral Agent as its interests may appear and such policies shall name the Collateral Agent in its capacity as such as “additional insured” and/or “lender loss payees”, as applicable, in each case, for the benefit of the Secured Parties and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Collateral Agent (or ten (10) days prior notice of any cancelation on account of non-payment).

Section 8.08.        Books and Records; Inspection Rights. The Borrower will, and will cause the Parent and each of their respective subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09.        Compliance with Laws. The Borrower will, and will cause the Parent and each of its subsidiaries to (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain in effect and enforce policies and/or procedures reasonably designed to ensure compliance by the Borrower, the Parent, the other Subsidiaries and each of their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 8.10.        Environmental Matters.

(a)          The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each of its subsidiaries and each such subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release, and shall cause each of its subsidiaries not to Release, any Hazardous Material on, under, about or from any of the Borrower’s or such subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each of its subsidiaries to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or such subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each of its subsidiaries to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each of its subsidiaries to establish and implement, procedures to continuously determine and assure that the Borrower’s and such subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower will promptly, but in no event later than five Business Days after the Borrower obtains knowledge thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability to the Parent, the Borrower or any of the other Subsidiaries (whether individually or in the aggregate) in excess of the Threshold Amount, not fully covered by insurance, subject to normal deductibles (such notice does not have to be provided until such time that Borrower reasonably determines that such matter could reasonably be expected to result in liability in excess of the Threshold Amount).

(c)          The Borrower will, and will cause each of its subsidiaries to, provide copies of existing environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards where applicable upon reasonable request by the Administrative Agent and the Lenders in connection with any future Material Acquisitions of Oil and Gas Properties or other Properties.

Section 8.11.        Further Assurances.

(a)          The Parent and the Borrower shall, and shall cause each Loan Party and each of their respective subsidiaries, at the sole expense of the Borrower to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent and/or the Collateral Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower, the Parent and/or any of their respective subsidiaries, as the case may be, in the Loan Documents, including the Notes (and to deliver a Note to any Lender at its request), or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions or mistakes in this Agreement, the Security Instruments or any other Loan Document, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority of such Liens, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent and/or the Collateral Agent, in connection therewith. The Parent and the Borrower each hereby grant Administrative Agent and the Collateral Agent a special power of attorney to act in the name, place and stead of the Parent and the Borrower for the purpose of taking any and all actions requested by Administrative Agent and/or the Collateral Agent to be taken by the Parent and the Borrower and the other Loan Parties pursuant to this Section 8.11(a). The special power of attorney herein granted may be exercised any time after the expiration of 15 days after a request made by Administrative Agent or the Collateral Agent for an action under this Section 8.11(a) has not been taken or made; provided, however, so long as no Event of Default exists, if and for so long as Borrower, Parent or any other Loan Party is diligently pursuing such requested action the Administrative Agent and the Collateral Agent shall refrain from utilizing such power of attorney without the Parent’s and/or the Borrower’s written consent. The Parent and the Borrower recognize that such power of attorney is in favor of Administrative Agent and the Collateral Agent and is coupled with an interest under this Agreement and, thus, irrevocable as long as this Agreement is in force and effect. All Persons dealing with Administrative Agent or the Collateral Agent, or any officer thereof, or any substitute, shall be fully protected in treating the powers and authorities conferred by this Section as continuing in full force and effect until advised by Administrative Agent or the Collateral Agent, as applicable, of the occurrence of the Final Discharge Date.

(b)          The Parent and the Borrower and each other Loan Party hereby authorizes the Administrative Agent and the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including without limitation, copies of the order of the Bankruptcy Court or abstracts thereof confirming the Plan of Reorganization authorizing the continuation of the Prepetition Mortgages, relative to all or any part of the Mortgaged Property without the signature of the Parent, the Borrower or any other Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12.        Reserve Reports.

(a)          On or before March 1st and September 1st of each year, commencing September 1, 2019, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its subsidiaries as of the immediately preceding December 31 and June 30th. The Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers and shall use economic parameters (including but not limited to, hydrocarbon prices, escalation rates, discount rate assumptions, and other economic assumptions) acceptable to Administrative Agent. The June 30 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower and shall use economic parameters (including but not limited to hydrocarbon prices, escalation rates, discount rate assumptions, and other economic assumptions) acceptable to Administrative Agent. In addition to the certification required by Section 8.12(c), the chief engineer of the Borrower shall certify that (x) such Reserve Report is true and accurate and is based on information that was prepared in good faith based upon assumptions believed to be reasonable at the time, (y) there are no statements or conclusions in such Reserve Report which are based upon or include materially misleading information or fail to take into account material information known to the Borrower regarding the matters reported therein (it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower’s and its subsidiaries’ and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and its subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate) and (z) such Reserve Report has been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report (or the Initial Reserve Report, in the case of the December 31, 2019 Reserve Report).

(b)          The Borrower shall furnish to the Administrative Agent for distribution to each Lender, substantially concurrently with the distribution of such documents to the First-Out Agent, all Interim Reserve Reports and related Reserve Report Certificates.

(c)          With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer, substantially in the form of Exhibit G attached hereto (the “Reserve Report Certificate”), certifying that: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects and based on information that was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time and there are no statements or conclusions in the Reserve Report that are based upon or include materially misleading information or fail to take into account material information known to it regarding the matters reported therein (it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and its subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate), (ii) the Borrower and its subsidiaries own good and defensible title to their respective Proved Oil and Gas Properties evaluated in such Reserve Report and such Oil and Gas Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no Material Gas Imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to the Oil and Gas Properties evaluated in such Reserve Report that would require the Borrower or any of its subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Oil and Gas Properties have been Disposed of since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of the Oil and Gas Properties Disposed of by the Borrower and/or any of its subsidiaries, in such detail as reasonably required by the Administrative Agent, and (v) attached to the certificate is a list of all marketing agreements pursuant to which the Borrower and/or any of its subsidiaries receives gross consideration of at least 5.00% of the aggregate consideration received by the Borrower and its subsidiaries under all such agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report and a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent compliance with Section 8.14(a).

Section 8.13.        Title Information.

(a)          On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12, and at such other times as Administrative Agent shall request, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties of the Borrower and its subsidiaries evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent in respect of Proved Oil and Gas Properties constituting Mortgaged Property, satisfactory title information on at least 95% of the PV-9 of the Proved Oil and Gas Properties evaluated by such Reserve Report.

(b)          If the Borrower is required to provide title information for additional Oil and Gas Properties under Section 8.13(a), the Borrower shall, within 60 days (or such later date as may be determined by the Administrative Agent) after notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Oil and Gas Properties, take any or a combination of the following actions such that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 95% of the PV-9 of the Proved Oil and Gas Properties evaluated by such Reserve Report:

(i)          cure any such title defects or exceptions (including defects or exceptions as to priority) that are not Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) in respect of such Oil and Gas Properties,

(ii)         substitute acceptable Mortgaged Properties with no title defects or exceptions (other than title defects or exceptions that are Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition)) having an equivalent PV-9 and total value and/or

(iii)        deliver title information in respect of such Oil and Gas Properties in form and substance acceptable to the Administrative Agent.

(c)          If, at any time, the Borrower does not comply with the requirements of Section 8.13(a) or (b), such failure to comply shall, by itself, not constitute a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders: such Oil and Gas Properties shall not count towards the 95% requirement, and the Administrative Agent may send a notice to the Borrower and the Majority Lenders that that the PV-9 for purposes of compliance with Section 9.01 shall be recalculated as determined by the Administrative Agent to exclude any property subject to a title defect that the Borrower is unable (or has elected not to) cure. Upon receipt of such notice, the covenant in Section 9.01 shall be retested with such recalculated PV-9.

(d)          In respect of any Midstream Assets not covered by the title information delivered in clauses (a) through (c) above, the Borrower shall, and shall cause each of its subsidiaries to, deliver to the Administrative Agent such information as the Administrative Agent shall deem reasonably necessary to verify the Loan Parties’ ownership of the easements, rights of way, fee-owned real estate and other real estate interests necessary to use, operate and maintain the Midstream Assets.

Section 8.14.        Additional Collateral and Additional Guarantors.

(a)          In connection with the delivery of each Reserve Report, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 95% of the PV-9 of the Proved Oil and Gas Properties as evaluated in the Reserve Report most recently delivered by the Borrower pursuant to Section 8.12 or the Initial Reserve Report, as applicable, after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that at any time the Mortgaged Properties do not represent at least 95% of the PV-9 of the Proved Oil and Gas Properties, then the Borrower shall, and shall cause its subsidiaries to, grant, within thirty (30) days (or such later date as may be determined by the Administrative Agent) of delivery of the certificate required under Section 8.12(c), to the Collateral Agent as security for the Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d), (f), and (i) of the definition thereof may exist, but shall be subject to the provisos at the end of such definition) on additional Oil and Gas Properties of the Loan Parties and which such Oil and Gas Properties are not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 95% of the PV-9 of the Proved Oil and Gas Properties. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, security agreements and financing statements and other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any subsidiary of the Borrower places a Lien on its Oil and Gas Properties and such subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)          In the event that (i) the Parent, the Borrower or any of their respective subsidiaries creates, forms or acquires any wholly-owned subsidiary (other than an Excluded Subsidiary), or (ii) any wholly-owned subsidiary that is not a Guarantor guarantees any other Debt of the Parent, the Borrower or any of their respective subsidiaries, the Parent and/or the Borrower shall cause such subsidiary to guarantee the Obligations pursuant to the Guaranty Agreement within thirty (30) days (or such longer period of time as may be reasonably acceptable to the Administrative Agent) of the date of any such creation, formation, acquisition or guarantee. The Borrower, or the applicable Loan Party holding such Equity Interests, shall pledge all of the Equity Interests of such subsidiary pursuant to the Security Agreement (including, without limitation, delivery of original stock certificates, if any, evidencing the Equity Interests of such subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof).

(c)          (i)          If the Borrower elects to provide additional Mortgaged Properties in lieu of making any mandatory prepayment pursuant to Section 3.04(c) of the First-Out Facility, then the Borrower shall, and shall cause its subsidiaries to, grant to the Collateral Agent as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens (provided that Excepted Liens of the type described in clauses (a) to (d), (f), and (i) of the definition thereof may exist, but shall be subject to the provisos at the end of such definition)) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any subsidiary of the Borrower places such a Lien on its Oil and Gas Properties and, at such time, such subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(ii)         Borrower shall, and shall cause its subsidiaries to, grant to the Collateral Agent as security for the Obligations a first-priority lien and security interest (subject only to Excepted Liens (provided that Excepted Liens of the type described in clauses (a) to (d), (f), and (i) of the definition thereof may exist, but shall be subject to the provisos at the end of such definition)) on the Borrower’s and such subsidiary’s Midstream Assets which are not, at such time, subject to a fully perfected Lien on, and security interest in favor of the Collateral Agent. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any such subsidiary places such a Lien on its Midstream Assets and such subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b). In connection with the foregoing, whenever requested by the Administrative Agent, the Borrower shall, and shall cause its subsidiaries to, upon the request of the Administrative Agent, deliver opinions from legal counsel acceptable to the Administrative Agent, which opinions shall (a) confirm that such Midstream Assets are subject to Security Instruments securing the Obligations that constitute and create legal, valid and duly perfected Mortgage liens in such Midstream Assets and assignments of and security interests in the Hydrocarbons attributable to such Midstream Assets and the proceeds thereof, in each case subject only to Liens permitted by Section 9.03, and (b) cover such other matters as the Administrative Agent may reasonably request.

(d)          Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Loan Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided that (i) the applicable Loan Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by the Security Instruments and (ii) the Borrower shall not, and shall not permit any of its subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Excepted Liens.

Section 8.15.       ERISA Compliance. At the reasonable request of the Administrative Agent, the Borrower will promptly furnish to the Administrative Agent (a)  after the filing thereof by a Loan Party with the United States Secretary of Labor, copies of each annual Form 5500 report with respect to each Pension Plan, and (b) immediately upon becoming aware of the occurrence of any ERISA Event that would result in a Material Adverse Effect or of any “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code that would result in a Material Adverse Effect, in connection with any Pension Plan, a written notice signed by a Responsible Officer of the Borrower specifying the nature thereof, what action a Loan Party or ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii)  promptly following receipt by a Loan Party thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Pension Plan. With respect to each Pension Plan (other than a Multiemployer Plan), except as would not result in a Material Adverse Effect, the Loan Parties will, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of Section 302 of ERISA (determined without regard to Sections 303, 304 and 306 of ERISA) applicable to the Loan Parties, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to Sections 4006 and 4007 of ERISA to be paid by the Loan Parties.

Section 8.16.        [Reserved].

Section 8.17.       Deposit Accounts; Commodities Accounts and Securities Accounts. Subject to Section 8.20, the Borrower and each Guarantor will cause each of their respective Deposit Accounts, Commodities Accounts and Securities Accounts (in each case, other than Excluded Accounts) to at all times be subject to an Account Control Agreement in accordance with and to the extent required by the Security Agreement.

Section 8.18.        [Reserved].

Section 8.19.        [Reserved].

Section 8.20.        Post-Effective Date Covenants. Within 30 days after the Effective Date (or such later date as may be determined by the Administrative Agent in its sole discretion), the Borrower shall have (i) executed new deposit account control agreements in form and substance sufficient to ensure the continuing perfection of the Collateral Agent’s first priority Lien on and security interest in all Deposit Accounts of the Loan Parties (other than Excluded Accounts) in accordance with the terms of this Agreement and the other Loan Documents and (ii) delivered certificates of insurance coverage of the Parent and the Borrower evidencing that the Parent and the Borrower are carrying insurance in compliance with the requirements in Section 8.07 and such certificate shall otherwise comply with the requirements of Section 8.07.

ARTICLE IX
NEGATIVE COVENANTS

Until the Final Discharge Date, each of the Borrower and the Parent covenants and agrees with the Lenders that:

Section 9.01.        Financial Covenant. Each of the Parent and the Borrower will not permit, as of each (a) January 1 of each year and (b) July 1 of each year, commencing with the first such date after the Effective Date and as set forth in the Reserve Report for such January 1 or July 1, as applicable, the PDP Coverage Ratio to be less than 1.00 to 1.00.

Section 9.02.       Debt. Each of the Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, incur, create, assume or suffer to exist any Debt, except:

(a)          the Obligations and any guaranty of or suretyship arrangement in respect thereof;

(b)          Debt arising under Capital Leases and Debt incurred in connection with purchase money indebtedness (i) existing as of the Effective Date and reflected on Schedule 9.02(b) and (ii) otherwise not to exceed $10,000,000 in the aggregate at any one time outstanding;

(c)          Debt associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements, in each case, incurred in the ordinary course of business in connection with the operation of the Oil and Gas Properties;

(d)          unsecured intercompany Debt between or among Loan Parties (other than the Parent) to the extent permitted by Section 9.07(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party (other than the Parent);

(e)          endorsements of negotiable instruments for collection in the ordinary course of business;

(f)          Debt under Swap Agreements which are expressly permitted by the terms of Section 9.20; provided (i) such Debt shall not be secured, other than such Debt owing to Secured Swap Providers that are secured under the Loan Documents, (ii) such Debt shall not obligate Parent or any of its Subsidiaries to any margin call requirements, including any requirement to post cash collateral, property collateral or a letter of credit, and (iii) the deferred premium payments associated with such Swap Agreements shall be limited to the deferred premium payments for put option contracts which are secured pursuant to Liens arising under the Loan Documents; provided that, the outstanding amount of such deferred premium payments shall not exceed $10,000,000;

(g)          Debt arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(h)          Debt of the Parent, the Borrower or any other Loan Party either (A) incurred in respect of the (i) First-Out Revolving Loans up to an aggregate principal amount not to exceed $65,000,000 and (ii) the First-Out Term Loan A Loans up to an aggregate principal amount not to exceed $65,000,000, in each case subject to the terms of the Collateral Agency Agreement, (B) incurred when no Debt is outstanding pursuant to clause (A) above or (C) incurred to refinance, refund, replace or Redeem the Debt outstanding under clause (A) or (B) above, as applicable; provided that:

(i)          such Debt is a revolving credit facility with commercial banks on customary terms and conditions therefor (as determined in good faith by a Responsible Officer of the Borrower), including a conforming borrowing base,

(ii)         the documentation governing such Debt shall not contain any restriction on the ability of the Borrower or any Loan Party to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents other than provisions that are no more onerous than those set forth in the First-Out Facility or the Collateral Agency Agreement, in each case on the Effective Date,

(iii)        after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, no Event of Default shall exist,

(iv)        after giving effect to the incurrence of such Debt, the Borrower is in pro forma compliance with the covenant set forth in Section 9.01,

(v)         the principal amount of such Debt does not exceed (x) if such Debt is incurred pursuant to clause (B) above, $25,000,000 and (y) if such Debt is incurred pursuant to clause (C) above, the principal amount of the Debt being refinanced, refunded, replaced or otherwise Redeemed except by an amount equal to reasonable unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement,

(vi)        no such Debt shall have different obligors, or greater guarantees or security, than the Debt being refinanced, and

(vii)       such Debt may be secured by the Collateral, subject to the terms of the Collateral Agency Agreement; and

(i)          Debt not otherwise permitted by the foregoing clauses of this Section 9.02 up to an aggregate principal or face amount not to exceed $10,000,000 at any one time.

Section 9.03.        Liens. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)          Liens securing the Obligations;

(b)          Excepted Liens;

(c)          Liens on Property of the Loan Parties arising in connection with Debt permitted by Section 9.02(b) (and any refinancings thereof which do not increase the principal amount thereof); provided that (i) the principal amount of the Debt secured by a purchased asset shall not exceed one hundred percent (100%) of the purchase price of such asset, (ii) such Liens shall not extend to or encumber any other Property of the Loan Parties or any of their respective subsidiaries, and (iii) such Liens shall attach to such purchased, constructed or improved asset within 180 days after such acquisition or the completion of such construction or improvement (or substantially contemporaneously with refinancings of such Debt which do not increase the principal amount thereof);

(d)          Liens securing Debt incurred pursuant to Section 9.02(h) to the extent subject to the Collateral Agency Agreement;

(e)          Liens securing Capital Leases permitted by Section 9.02(b) but only on the Property subject to such Capital Lease;

(f)          Liens on Property of the Parent, the Borrower and the other Subsidiaries existing on the date hereof and set forth on Schedule 9.03; provided that such Liens shall secure only those obligations which they secure on the date hereof; and

(g)          Liens not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(g) shall not exceed $5,000,000 at any time.

Section 9.04.        [Reserved].

Section 9.05.        [Reserved].

Section 9.06.        Dividends and Distributions. Neither the Parent nor the Borrower will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders (or equivalent holders of their respective Equity Interests) or make any distribution of its Property to its Equity Interest holders, except:

(a)          the Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b)          the Borrower’s wholly-owned subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and the Borrower may make Restricted Payments to the Parent; and

(c)          the Borrower may make cash Restricted Payments to the Parent for the purpose of permitting the Parent to pay federal, state and local income Taxes, franchise Taxes, and similar Taxes to the extent attributable to the operations, business or assets of the Borrower and its subsidiaries; provided that the amount of payments pursuant to this clause (c) at any time shall not exceed the Tax liabilities that would have been imposed on the Parent with respect to the operations, business and assets of the Borrower and its subsidiaries considered as a stand-alone group for the applicable period.

Section 9.07.       Investments, Loans and Advances. Neither the Parent nor the Borrower shall, nor will they permit any of their respective subsidiaries to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)          Investments as of the Effective Date which are described on Schedule 9.07;

(b)          Investments in the form of accounts receivable of the Borrower and its subsidiaries arising in the ordinary course of business;

(c)          Investments in the form of direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d)          Investments in the form of commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(e)          Investments in the form of deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f)          Investments in the form of deposits in money market funds investing exclusively in Investments described in Section 9.07(c), Section 9.07(d) or Section 9.07(e);

(g)          Investments (i) made by the Borrower in, or to, the Guarantors (other than the Parent), (ii) made by any Subsidiary in, or to, the Borrower or any Guarantor (other than Parent), (iii) made by the Borrower or any Subsidiary in or to all other Domestic Subsidiaries which are not Guarantors in an aggregate amount at any one time outstanding not to exceed $5,000,000, (iv) made by the Parent in any other Loan Party and (v) made by any subsidiary of the Borrower that is not a Guarantor in, or to, any other subsidiary of the Borrower that is not a Guarantor;

(h)          Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a subsidiary of the Borrower with any third-party Person in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, treatment and storage, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms, (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding, $5,000,000 (which amount shall be calculated giving effect to any amounts received in return for such investment, including the amount of capital returned, distributions paid or principal repaid), (iv) Borrower shall promptly deliver to Collateral Agent such equity certificates and other powers, documents and instruments as Administrative Agent shall reasonably require to perfect the Collateral Agent’s Liens in the Equity Interests of each such venture under the Security Instruments, and Borrower shall not permit the organizational documents of any such venture to restrict the transfer of such pledged Equity Interests and (v) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such Investment;

(i)          [Reserved];

(j)          subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, provided that (A) the Borrower shall be in compliance, on a pro forma basis after giving effect to any such Investment, with the financial covenants set forth in Section 9.01 recomputed as at the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available, and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(k)          Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.07 owing to the Borrower or any subsidiary of the Borrower as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice of any such Investments received by any Loan Party;

(l)          Investments arising from the endorsement of financial instruments in the ordinary course of business;

(m)         Investments by any Loan Party consisting of guarantees of Debt permitted by Section 9.02;

(n)          Investments constituting Restricted Payments permitted by Section 9.06 or Dispositions permitted by Section 9.14 (other than Section 9.14(f)); and

(o)          other Investments not to exceed $1,000,000 (valued at the time such Investment is made, without giving effect to any write downs, write offs or appreciation with respect to such Investment) in the aggregate at any time.

Section 9.08.        Nature of Business; No International Operations. Neither the Parent nor the Borrower shall, nor will they permit any of their respective subsidiaries to, allow any material change to be made in the character of its business as conducted by it on the Effective Date and business activities reasonably incidental thereto as an independent oil and gas exploration and production company with operations in the continental United States. From and after the Effective Date, neither the Parent nor the Borrower will acquire, nor will they permit their respective subsidiaries to acquire, or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States. The Parent and the Borrower shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia.

Section 9.09.       Limitation on Leases. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the other Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed (a) from the Effective Date through and until December 31, 2020, $7,500,000, and (b) for any period thereafter, $5,000,000, in each case, in any period of twelve consecutive calendar months during the life of such leases.

Section 9.10.        Proceeds of Loans.

(a)          The Parent and the Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Parent nor the Borrower nor any Person acting on behalf of the Parent and/or the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

(b)          The Borrower will not request any Borrowing, and the Parent and the Borrower shall not use, and shall cause that their respective subsidiaries and shall use best efforts to cause its or their respective directors, officers, employees and agents not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.11.       ERISA Compliance. The Loan Parties will not at any time, except as would not result in a Material Adverse Effect:

(a)          engage in, any transaction in connection with which any Loan Party could reasonably expect to be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code in each case with respect to a Pension Plan;

(b)          fail to make full payment when due of all amounts which, under the provisions of any Pension Plan, or applicable law, the Loan Parties are required to pay as contributions thereto; or

(c)          permit an ERISA Event to occur.

Section 9.12.       Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any of its subsidiaries out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Parent and the Borrower will not, and will not permit any of its subsidiaries to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.13.       Mergers, Divisions, Etc. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, divide, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with the Parent, the Borrower or any of their respective subsidiaries, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Parent’s, the Borrower or any of their respective subsidiaries’ Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that (a) any subsidiary of the Borrower that is not a Guarantor may merge with, or may be consolidated into, any Guarantor (other than the Parent), the Borrower (provided that the Borrower shall be the continuing or surviving entity) and any other subsidiary of the Borrower that is not a Guarantor and (b) any subsidiary of the Borrower may liquidate or dissolve so long as all of its assets (if any) are distributed prior to such liquidation or dissolution to the Borrower or any of other subsidiary of the Borrower that is a Guarantor.

Section 9.14.        Dispositions; Liquidation of Swap Agreements. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, Dispose of any Property or Liquidate any Swap Agreement except for:

(a)          Dispositions by the Borrower and any Subsidiary of Hydrocarbons in the ordinary course of business;

(b)          Dispositions by the Borrower and any Subsidiary in the form of farmouts of undeveloped acreage and assignments in connection with such farmouts and reassignments of acreage pursuant to farmout agreements entered into in the ordinary course of business on customary industry terms; provided that no such farmout or assignment shall be permitted under this Section 9.14(b) (x) if the respective Loan Party counterparty or counterparties is/are required to make an upfront commitment of cash payments or (y) to the extent any such farmout or assignment pertains to Oil and Gas Properties with an aggregate fair market value (as determined by reference to the most-recently delivered Reserve Report delivered to the Administrative Agent), for all such farmouts and assignments, in excess of $15,000,000;

(c)          Dispositions by the Borrower and any of its subsidiaries of equipment that is no longer necessary for the business of the Borrower or such subsidiary or is replaced by equipment of at least comparable value and use;

(d)          Dispositions in the form of exchanges of any Oil and Gas Properties by the Borrower or any of its subsidiaries for other Oil and Gas Properties of the Borrower and/or any such subsidiary in an aggregate for all such Dispositions not to exceed 5,000 acres; provided that (A) such exchange of acreage is for Oil and Gas Property located in the United States, (B) 100% of the consideration received in respect of such Disposition shall be cash and/or other Oil and Gas Properties, (C) the consideration received by the Borrower and/or such subsidiary in connection with such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property exchanged by the Borrower and/or such subsidiary subject of such Sale (as reasonably determined by a Responsible Officer of the Borrower and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to the foregoing), (D) if such Disposition by way of exchange involves Oil and Gas Property with Proved Reserves, (i) such Disposition by way of exchange shall be subject to the terms of this Agreement, including, without limitation, Section 2.07(e) and Section 3.04(c) and the Loan Parties shall comply with all such terms in connection with any such Disposition and (ii) both before and after giving effect to any such Disposition, Liquidity is not less than $25,000,000, or, if before giving effect to any such Disposition Liquidity is less than $25,000,000, Liquidity is not reduced as a result of such Disposition and (E) no Default exists or results from such Disposition;

(e)          Casualty Events;

(f)          Dispositions constituting Restricted Payments permitted by Section 9.06 or Investments permitted by Section 9.07 (other than Section 9.07(n));

(g)          Dispositions of Property (other than Oil and Gas Properties) not otherwise regulated by this Section 9.14 having a fair market value (determined at the time of the consummation of such Disposition) not to exceed $10,000,000 in the aggregate for all such Dispositions, provided that any such Disposition (and the application or use of the Net Proceeds thereof) shall otherwise comply with the terms and provisions of this Agreement;

(h)          the Disposition of Property between or among Loan Parties (other than the Parent), subject to compliance with Section 8.14; and

(i)          the Disposition (including Casualty Events) of any Oil and Gas Property or any interest therein (including any Equity Interest in any Loan Party that owns Oil and Gas Property) and the Liquidation of any Swap Agreement in respect of commodities; provided that:

(i)          no Default exists or results from such Disposition or Liquidation,

(ii)         100% of the consideration received in respect of such sale or other disposition of any such Oil and Gas Property (or such Equity Interest) shall be cash,

(iii)        other than in respect of Casualty Events, the consideration received in respect of a Disposition of such Oil and Gas Property or interest therein (or such Equity Interest) shall be equal to or greater than the fair market value of such Oil and Gas Property or interest therein (or such Equity Interest) subject of such Disposition (as reasonably determined by a Responsible Officer of the Borrower and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to the foregoing),

(iv)        if any such Disposition is of Equity Interests of a Subsidiary, such Disposition shall include all the Equity Interests of such Subsidiary; and

(v)         if any such Disposition would cause the aggregate future hedged volumes under all Swap Agreements in respect of commodities then in effect (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) to exceed 85% of the reasonably anticipated production from the Oil and Gas Properties of the Credit Parties determined on a pro forma basis after giving effect to such Disposition in any future calendar quarter for any of crude oil, natural gas, or natural gas liquids, calculated separately, then the Borrower shall novate from the applicable Loan Party to the purchaser, terminate or otherwise unwind or monetize existing Swap Agreements such that, within five (5) Business Days after the consummation of the applicable Disposition (or such later date as agreed to by the Administrative Agent), future hedging volumes will not exceed 85% of such reasonably anticipated projected production for the then-current and any succeeding calendar quarters from the remaining Oil and Gas Properties of the Loan Parties and contemporaneously pay or otherwise satisfy all Swap Obligations owing as a result of any such novations, unwinds and/or monetizations, including the payment of any “close-out” amounts in connection therewith.

Notwithstanding anything to the contrary in the foregoing, the Borrower agrees that it shall, in connection with any Disposition (whether in a single transaction or series of transactions) of Oil and Gas Properties by any of the Parent, the Borrower and/or any of their respective subsidiaries having an aggregate fair market value in excess of $1,000,000 (determined at the time of the consummation of such Disposition), deliver, prior to the consummation thereof, a certificate of a Responsible Officer of the Borrower certifying that such Disposition complies with this Section 9.14.

Section 9.15.       Environmental Matters. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, cause or permit any of their respective Properties to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial Work could reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause its subsidiaries to, use commercially reasonable efforts to cause the operator of Properties that the Borrower or any subsidiary does not operate to comply with the terms and provisions of this Section 9.15.

Section 9.16.        Transactions with Affiliates. The Borrower shall not, and shall not permit any of its subsidiaries to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower’s subsidiaries that are Guarantors) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, however, the foregoing provisions of this Section 9.16 shall not apply to: (a) transactions solely among the Loan Parties and (b) Restricted Payments permitted hereunder.

Section 9.17.       Subsidiaries. Neither the Parent nor the Borrower shall, and they shall not permit any of their respective subsidiaries to, create or acquire any subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and the Borrower, any other applicable subsidiary and such subsidiary comply with Section 8.14(b). The Parent and the Borrower shall not, and shall not permit any of their respective subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.14. Neither the Parent nor the Borrower nor any of their respective subsidiaries shall have any Foreign Subsidiaries or Excluded Subsidiaries. The Borrower will not permit any Person other than the Borrower or another of its subsidiaries to own, or hold, any Equity Interests in any other of its subsidiaries; provided that only the Borrower or another of its subsidiary Guarantors may own, or hold, any Equity Interests in any other of the Borrower’s subsidiary Guarantors.

Section 9.18.        Negative Pledge Agreements; Dividend Restrictions. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or Capital Leases creating Liens permitted by Section 9.03(b)) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent, the Collateral Agent and the Secured Parties or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor (other than the Parent), or which requires the consent of or notice to other Persons in connection therewith.

Section 9.19.        Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any of its subsidiaries to, (a) incur, become or remain liable for, any Material Gas Imbalance, or (b) allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any such subsidiary that would require the Borrower or such subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed two (2) bcfe of gas (on an mcf equivalent basis) in the aggregate.

Section 9.20.       Swap Agreements. Neither the Parent nor the Borrower will, nor will they permit any of their respective subsidiaries to, enter into any Swap Agreements with any Person other than:

(a)          subject to clause (b) of this Section 9.20, Swap Agreements with an Approved Counterparty or Secured Swap Provider in respect of commodities entered into not for speculative purposes, the notional volumes of which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps) do not exceed, as of the date such Swap Agreement is entered into (and for each month during the period during which such Swap Agreement is in effect), 85% of the reasonably anticipated production from Person’s Oil and Gas Properties constituting Proved Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil, natural gas and natural gas liquids, calculated separately; provided, however, that such Swap Agreements shall not, in any case, have a tenor of longer than 60 months. It is understood that Swap Agreements in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(b)          Swap Agreements in respect of interest rates with an Approved Counterparty or Secured Swap Provider for the sole purpose and effect of fixing interest rates on a principal amount of indebtedness of the Borrower that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds 100% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest rate swap contracts to declining principal balances, and (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Parent, the Borrower or any of their respective subsidiaries to post collateral, credit support (including in the form of letters of credit) or margin to secure their obligations under any such Swap Agreement or to cover market exposures. Should there be a breach of this Section 9.20(b), the Parent, the Borrower or such subsidiary, as applicable, shall promptly unwind, modify, assign or terminate any Swap Agreement as is necessary to cure such breach; provided that nothing contained herein shall be construed to modify or limit the terms of Section 10.01(d).

(c)          If, after the end of any calendar quarter, commencing with calendar quarter ending September 30, 2019, the Borrower determines that the aggregate weighted average of the notional volumes of all Swap Agreements in respect of commodities for each calendar quarter (other than basis differential swaps) exceeded 100% of actual production of Hydrocarbons in such calendar quarter for any of crude oil, natural gas, or natural gas liquids, calculated separately, then the Borrower (i) shall promptly notify the Administrative Agent of such determination and (ii) shall, within 30 days of such determination, terminate (only to the extent such terminations are permitted pursuant to Section 9.14), create off-setting positions or otherwise unwind or monetize (only to the extent such unwinds or monetizations are permitted pursuant to Section 9.14) existing Swap Agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the ten current and any succeeding calendar quarters.

Section 9.21.        Marketing Activities. The Borrower will not, and will not permit any of its subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its subsidiaries that the Borrower or one of its subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business, and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 9.22.       Holding Company. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Parent shall not engage in any operating or business activities or other transaction other than its direct ownership of the Equity Interests of the Borrower and shall not directly hold Equity Interests of any Subsidiary except the Borrower; provided that the following shall be permitted activities of the Parent: (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Loan Documents and the First-Out Loan Documents, (iii) payment of Taxes, (iv) conduct of financial audits as provided hereunder, (v) providing indemnification to officers, managers and directors, (vi) making Restricted Payments to holders of its Equity Interests to the extent permitted by Section 9.06, (vii) the issuance and incurrence of Debt to the extent permitted by clauses (g), (h) or (j) of Section 9.02, (viii) the issuance of Equity Interests pursuant to the Transactions or a public offering or (ix) any other activities incidental or reasonably to the foregoing.

Section 9.23.       Changes in Fiscal Year and Amendments to Organizational Documents. Neither the Parent nor the Borrower shall, and they shall not permit any of their respective subsidiaries to, (a) have its fiscal year end on a date other than December 31 or change its method of determining fiscal quarters or (b) amend its bylaws, limited liability company agreement, certificates of formation or other organizational documents in any manner that is, in the case of this clause (b), materially adverse to the interests of the Lenders.

Section 9.24.       Non-Qualified ECP Guarantors. The Borrower shall not permit any Loan Party that is not a Qualified ECP Guarantor to own, at any time, any Proved Oil and Gas Properties or any Equity Interests in any subsidiaries of the Borrower.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01.      Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any other Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)          the Parent, the Borrower or any other Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02(a), Section 8.03 (solely with respect to Parent and the Borrower), Section 8.13, Section 8.14, Section 8.19 or in Article IX;

(e)          the Parent, the Borrower or any other Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of any of the Loan Parties otherwise becoming aware of such failure to observe or perform;

(f)           the Parent, the Borrower or any other Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt when and as the same shall become due and payable (after the expiration of any applicable period of grace and/or notice and cure period set forth in the definitive documentation governing such Material Debt);

(g)          any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Parent, the Borrower or any other Subsidiary to make an offer in respect thereof, in each case other than a default or event of default under Section 9.01 of the First-Out Facility;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any other Subsidiary, or any of their respective debts, or of a substantial part of any of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any other Subsidiary, or for a substantial part of any of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)          the Parent, the Borrower or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any other Subsidiary, or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)          the Parent, the Borrower or any other Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)          with respect to the Parent, the Borrower or any other Subsidiary: (i) one or more final judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Parent, the Borrower, any other Subsidiary or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower or any other Subsidiary to enforce any such judgment;

(l)          the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Parent, the Borrower or any other Subsidiary party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Parent, the Borrower or any other Subsidiary or any of their Affiliates shall so state in writing;

(m)         an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any of the Loan Parties in an aggregate amount exceeding $10,000,000 in any year;

(n)          there occurs under any Swap Agreement an early Termination Date (as defined in such Swap Agreement) resulting from (i) any event of default under such Swap Agreement to which the Borrower or any other Subsidiary is the Defaulting Party (as defined in such Swap Agreement), or (ii) any Termination Event (as so defined) under such Swap Agreement as to which the Borrower or any other Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such other Subsidiary as a result thereof exceeds $10,000,000; or

(o)          a Change in Control shall occur; or

(p)          the Collateral Agency Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Parent, the Borrower or any other party thereto or holder of the Debt subordinated thereby or shall be repudiated by any of them, or any payment is made by the Parent, the Borrower or any other Loan Party in violation of the terms of the Collateral Agency Agreement.

Section 10.02.      Remedies. In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the other Loan Documents shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor. Administrative Agent, as a matter of right and without regard to the sufficiency of the Collateral, and without any showing of insolvency, fraud or mismanagement on the part of any Loan Party, and without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, shall be entitled to, and Borrower agrees not to contest, and not to permit any other Loan Party to contest, the appointment of a receiver or receivers of the Mortgaged Property, or any part thereof, and of the income, rents, issues and profits thereof.

(a)          In the case of the occurrence of an Event of Default, the Administrative Agent, the Collateral Agent and the Lenders will have all other rights and remedies available at law and equity.

(b)          Subject to the Collateral Agency Agreement, all proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

First, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

Third, pro rata to payment of accrued interest on the Loans;

Fourth, pro rata to payment of principal outstanding on the Loans;

Fifth, pro rata to any other unpaid Obligations; and

Sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI
THE AGENTS

Section 11.01.      Appointment; Powers.

(a)          Each of the Lenders hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and Citibank, to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XI are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein and in any other Loan Document with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          The Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender (in such capacities) for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Section 11.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 11.02.     Rights as a Lender. The Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Parent, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03.      Exculpatory Provisions.

(a)          Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.12; and

(iii)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

(b)          The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Collateral Agent in writing by the Borrower or a Lender.

(c)          Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Instruments, (v) the value or sufficiency of any of the Collateral, (vi) the financial or other condition of the Parent, the Borrower or any other Loan Party or any of their respective Subsidiaries, or (vii) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent.

Section 11.04.     Reliance by Administrative Agent and the Collateral Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent or the Collateral Agent, as applicable, shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05.      Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent and the Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent or the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06.      Resignation of Administrative Agent. The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or the retiring Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or the retiring Collateral Agent may on behalf of the Lenders, appoint a successor Administrative Agent or successor Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or the retiring Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent or successor Collateral Agent, as applicable, as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent or retiring Collateral Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or retiring Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable.

Section 11.07.     Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.08.      No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners listed on the cover page of this Agreement or Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder. No Bookrunner listed on the cover page of this Agreement or Arranger shall have or be deemed to have any fiduciary relationship with any Lender.

Section 11.09.     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party or any of their respective subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 3.05 and 12.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent or the Collateral Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, the Collateral Agent and their respective agents and counsel, and any other amounts due the Administrative Agent and the Collateral Agent under Section 12.03.

Section 11.10.      Collateral and Guaranty Matters.

(a)          Each of Lenders and the other Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion,

(i)          to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (x) on the Maturity Date, (y) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted under the Loan Documents, or (z) subject to Section 12.02, if approved, authorized or ratified in writing by the Majority Lenders;

(ii)         to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.03; and

(iii)        to release any Guarantor (other than the Parent) from its obligations under the Guaranty Agreement if such Person ceases to be a subsidiary of the Borrower or such Person is or becomes an Excluded Subsidiary, in each case, as a result of a transaction permitted under the Loan Documents.

Upon request by the Collateral Agent at any time, the requisite Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Article XI. In each case as specified in this Section 11.10, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Instruments or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.10.

(b)          Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)          Each of the Lenders hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Collateral Agency Agreement on the Effective Date, and agrees to be bound by all of the terms and provisions of the Collateral Agency Agreement.

Section 11.11.      [Reserved].

Section 11.12.     Action by Administrative Agent and Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent or the Collateral Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent and the Collateral Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.12, provided that, unless and until the Administrative Agent and the Collateral Agent shall have received such directions, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent or the Collateral Agent be required to take any action which exposes the Administrative Agent or the Collateral Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

ARTICLE XII
MISCELLANEOUS

Section 12.01.      Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)	if to the Borrower or any other Loan Party, to it at

5847 San Felipe, Suite 3000
Houston, Texas 77057-3399
Attn: Mr. Ryan Midgett
Facsimile No: 832-327-2260
Telephone: 832 -377-2203
Electronic Mail Address: rmidgett@vnrenergy.com
Website Address (for Section 8.02 purposes): www.vnrenergy.com

(ii)	if to the Administrative Agent, to it at

Citibank, N.A.
811 Main Street, Suite 4000
Houston, TX 77002
Attention: Mr. Phil Ballard
Facsimile No: 281-271-8970
Telephone: 713-821-4789
Electronic Mail Address: phil.ballard@citi.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX, 77002
Attention: Mr. Trevor Wommack
Facsimile No: 713-546-5401
Telephone: 713-546-7425
Electronic Mail Address: trevor.wommack@lw.com

(iii)	if to the Collateral Agent, to it at

Citibank, N.A.
811 Main Street, Suite 4000
Houston, TX 77002
Attention: Mr. Phil Ballard
Facsimile No: 281-271-8970
Telephone: 713-821-4789
Electronic Mail Address: phil.ballard@citi.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX, 77002
Attention: Mr. Trevor Wommack
Facsimile No: 713-546-5401
Telephone: 713-546-7425
Electronic Mail Address: trevor.wommack@lw.com

(iv)        if to any other Lender, to it at its address (or fax number), or electronic mail address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d)          Platform.

(i)          Each Loan Party agrees that the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)         The Platform is provided “as is” and “as available.” Neither the Administrative Agent nor any of its Related Parties (collectively, the “Agent Parties”) make any warranty in respect of the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to the Borrower or any other Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or any Agent Party’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Parent, the Borrower or any other Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications, including through the Platform.

(iii)        Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, any of the other Loan Parties, or Parent, or their securities for purposes of United States Federal or state securities laws.

Section 12.02.      Waivers; Amendments.

(a)          No failure on the part of the Administrative Agent, the Collateral Agent, any other Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Collateral Agent, any other Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, no Borrowing shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any other Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Section 10.02 for the benefit of all of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 4.01), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent and the Collateral Agent pursuant to Section 10.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.01, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

(b)          Neither this Agreement nor any provision hereof, nor any Security Instrument nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the principal amount of any Lender’s Loan without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby; provided that the imposition of the default rate of interest under Section 3.02(c) may be waived by the Majority Lenders, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby, (iv) change Section 4.01 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) waive or amend Section 3.04(c), Section 8.14, Section 10.02(b) or Section 12.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary” or “Subsidiary”, without the written consent of each Lender, (vi) release any Guarantor (except as set forth in Section 11.10 or in the Guaranty Agreement) or release all or substantially all of the Collateral or the Mortgaged Properties, without the written consent of each Lender, (vii) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender, (viii) change the definition of “Majority Lenders,” without the written consent of each Lender, or (ix) waive or amend Section 6.01, without the written consent of the Required Lenders. (A) No such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any other Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or such other Agent, as the case may be, and (B) nothing in this Section 12.02 shall cause any waiver, amendment, modification or consent to any fee letter between the Borrower and any Lender, Agent or the Administrative Agent or the Collateral Agent to require the consent of the Majority Lenders.

(c)          Notwithstanding the foregoing, (i) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (ii) the Borrower, the Collateral Agent and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, (iii) the Administrative Agent, the Collateral Agent and the Borrower (or other applicable Loan Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Mortgaged Property or Property to become Mortgaged Property to secure the Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender and (iv) the Administrative Agent, the Collateral Agent and the Borrower (or other applicable Loan Party) may implement amendments permitted by the Collateral Agency Agreement or the other Security Instruments that do not by the terms of the Collateral Agency Agreement, this Agreement or other Security Instruments require lender consent.

Section 12.03.      Expenses, Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and each of their Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel (which shall be limited to one primary counsel for the Administrative Agent, and the Arranger, one primary counsel for the Collateral Agent, and one local counsel for the Administrative Agent, the Arranger and the Collateral Agent in each relevant jurisdiction) and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of reasonably requested environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent and the Collateral Agent as to the rights and duties of the Administrative Agent, the Collateral Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein and (iii) all out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any counsel for any Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.03, or (B) in connection with the Loans made or deemed made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. This Section 12.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)          THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES, TAXES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), AND SHALL INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM ALL FEES AND TIME CHARGES AND DISBURSEMENTS FOR ATTORNEYS WHO MAY BE EMPLOYEES OF ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON OR BY THE BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (II) THE FAILURE OF THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (III) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE PARENT, THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (IV) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (V) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (VI) THE OPERATIONS OF THE BUSINESS OF THE PARENT, THE BORROWER AND THEIR RESPECTIVE SUBSIDIARIES BY SUCH PERSON, (VII) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (VIII) ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (IX) THE BREACH OR NON-COMPLIANCE BY THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, (X) THE PAST OWNERSHIP BY THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (XI) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, (XII) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, OR (XIII) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (XIV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR ANY MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(c)          To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 12.03 to be paid by it to the Administrative Agent or the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s outstanding Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent (or any such sub-agent).

(d)          To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or the Arranger under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent or the Arranger, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the Arranger.

(e)          To the extent permitted by applicable law, the Parent and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)          All amounts due under this Section 12.03 shall be payable promptly (and, in any event, not later than three Business Days after written demand therefor).

(g)          The provisions of this Section 12.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans and the Obligations, the invalidity, unenforceability or termination of any or all Loan Documents or term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 12.04.      Successors and Assigns Generally.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders.

(i)          Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)         the Borrower; provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and provided further that the Borrower shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within ten (10) days after the Borrower having received notice thereof; and

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportional part of all of the assigning Lender’s rights and obligations under this Agreement;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall deliver notice of the Assignment and Assumption to the Borrower; and

(E)         in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to (i) the Parent, the Borrower or any Affiliate of the Borrower or (ii) any natural person.

(iii)        [Reserved].

(iv)        Subject to Section 12.04(b)(v) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(v)         The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”), and upon the determination by the Administrative Agent of (i) the satisfaction of all conditions precedent to the effectiveness of such Assignment and Assumption (including, without limitation, the receipt of all requisite consents, payment of fees and transfer of money) and (ii) the expiration of any trading freeze or trading holds due to any amendment, consent or waiver, or any other interruption in, or hold on, trading as determined by the Administrative Agent, the Administrative Agent will accept such Assignment and Assumption and record the appropriate information contained therein in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.

(c)          Subject to the limitations set forth in Section 12.04(b)(ii)(E), any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than the Borrower, any Affiliate of the Borrower or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.03(c) and otherwise with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations in Section 5.03, including the requirements under Section 5.03(f) and (g) (it being understood that the documentation required under Section 5.03(f) and (g) and shall be delivered to the participating Lender), and subject to Section 5.04) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05.      Survival; Revival; Reinstatement.

(a)          All covenants, agreements, representations and warranties made by the Parent and the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any other Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation or amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or any other Obligation, or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)          To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s, the Collateral Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent, the Collateral Agent and the Lenders to effect such reinstatement.

Section 12.06.      Counterparts; Integration; Effectiveness; Electronic Signatures.

(a)          This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)          This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Collateral Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)          Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic transmission (e.g., “.pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)          The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.07.      Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08.      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and such Lender’s Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Without limiting the generality of the foregoing, “set off” as used herein shall include the set off and application of any amounts owed by any Lender or its Affiliates to any Loan Party under any Swap Agreement against any of the Obligations, whether direct or indirect, contingent or liquidated, matured or unmatured, including, without limitation, any amounts owed by such Lender or its Affiliates in respect of any required participation by such Lender under Section 4.01(c), or any other similar provisions for the pro rata sharing of payments received from or on behalf of the Loan Parties among the Lenders

Section 12.09.      [RESERVED].

Section 12.10.      Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 12.11.     Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York in the Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

Section 12.12.     Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 12.13.     Service of Process. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY SUCH PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

Section 12.14.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.15.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.16.     Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement or any of its Related Parties relating to the Borrower, any other Loan Party and their obligations, (g) with the consent of the Borrower, (h) to any credit insurance provider relating to the Borrower and its obligations, this Agreement or payments hereunder, (i) on a confidential basis (i) to any rating agency in connection with the rating the Parent, the Borrower or the Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; or (j) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 12.16 or (2) becomes available to the Administrative Agent, the Collateral Agent or any Lender or any of their Affiliates on a nonconfidential basis from a source other than the Borrower.

For the purposes of this Section 12.16, “Information” means all information received from the Borrower, the Parent or any of their respective subsidiaries relating to the Parent, the Borrower or any such subsidiaries and their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Parent, the Borrower or any such subsidiaries; provided that, in the case of information received from the Parent, the Borrower or any such subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

Section 12.17.     Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and any State therein or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.17 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.17. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.18.     EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.19.      [Reserved].

Section 12.20.      No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, the Parent, any Subsidiary, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Collateral Agent, any other Agent or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.21.     USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 12.22.      [Reserved].

Section 12.23.      [Reserved].

Section 12.24.      Time of the Essence. Time is of the essence of the Loan Documents.

Section 12.25.      No Advisory or Fiduciary Responsibility. The Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that in connection with all aspects of (1) the transaction evidenced by this Agreement and the other Loan Documents, (2) the Transactions and (3) each other transaction contemplated hereby and by the other Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) that:

(a)          (i)          the arranging and other services regarding this Agreement and the other Loan Documents provided by the Agents and the Arrangers, are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the other Agents and each of the Arrangers, on the other hand,

(ii)         each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and

(iii)        the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(b)          (i)          each of the Administrative Agent, the Collateral Agent, the other Agents and each of the Arrangers, is, and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person;

(ii)         none of the Administrative Agent, the Collateral Agent, the other Agents nor any of the Arrangers has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents;

(iii)        any of the Administrative Agent, the Collateral Agent, the other Agents and the Arrangers, and any of their respective Affiliates, may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent, the other Agents nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.

To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, any of the other Agents or any of the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby and by the other Loan Documents.

Section 12.26.      [Reserved].

Section 12.27.      Concerning the Collateral Agency Agreement. Each Lender (a) consents to the pari passu Lien priorities and the first-out, last-out payment priorities provided for in the Collateral Agency Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Collateral Agency Agreement, and (c) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Collateral Agency Agreement as the Term B Representative (as defined therein) and Collateral Agent (as defined therein). The foregoing provisions are intended as an inducement to the Lenders to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Collateral Agency Agreement.

Section 12.28.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.29.     Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 12.29, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.30.      Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or this Agreement,

(ii)         the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, administration of and performance of the Loans and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

[This space is left intentionally blank. Signature Pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	GRIZZLY NATURAL GAS, LLC

	By:	/s/ Ryan Midgett
	Name:	Ryan Midgett
	Title:	Chief Financial Officer

PARENT:	GRIZZLY ENERGY, LLC

	By:	/s/ Ryan Midgett
	Name:	Ryan Midgett
	Title:	Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

ADMINISTRATIVE AGENT:

CITIBANK, N.A.
as Administrative Agent

By:	/s/ Emaon Baqui
Name:	Eamon Baqui
Title:	Vice President

COLLATERAL AGENT:

CITIBANK, N.A.
as Collateral Agent

By:	/s/ Emaon Baqui
Name:	Eamon Baqui
Title:	Vice President

LENDERS:

CITIBANK, N.A.
as a Lender

By:	/s/ Emaon Baqui
Name:	Eamon Baqui
Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

BANK OF MONTREAL,
as a Lender

By:	/s/ James V. Ducote
Name:	James V. Ducote
Title:	Managing Director

[Signature Page to Term Loan Credit Agreement]

ABN AMRO CAPITAL USA LLC,
as a Lender

By:	/s/ Jamie Matos
Name:	Jamie Matos
Title:	Director

By:	/s/ John Sullivan
Name:	John Sullivan
Title:	Managing Director

[Signature Page to Term Loan Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael P. Robinson
Name:	Michael P. Robinson
Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

Cross Sound distressed opportunities fund lp – series 3,
as a Lender

By:	/s/ David Dunn
Name:	David Dunn
Title:	Managing Partner

[Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Matthew H. Massie
Name:	Matthew H. Massie
Title:	Managing Director

[Signature Page to Term Loan Credit Agreement]

CHASE LINCOLN FIRST COMMERCIAL CORPORATION,
as a Lender

By:	/s/ Sean Chudzik
Name:	Sean Chudzik, Asc.
Title:	Authorized Sigantory

[Signature Page to Term Loan Credit Agreement]

Natixis, new york branch,
as a Lender

By:	/s/ Timothy L. Polvado
Name:	Timothy L. Polvado
Title:	Managing Director

By:	/s/ Carlos Quinteros
Name:	Carlos Quinteros
Title:	Managing Director

[Signature Page to Term Loan Credit Agreement]

ING Capital llc,
as a Lender

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Managing Director

By:	/s/ Scott Lamoreaux
Name:	Scott Lamoreaux
Title:	Director

[Signature Page to Term Loan Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

[Signature Page to Term Loan Credit Agreement]

barclays bank plc (“Barclays”), solely in respect of its Distressed Trading Desk (the “Distressed Desk”) and not any other desk, unit, group, division, or affiliate of Barclays, as a New Lender.
For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall bind Barclays or its affiliates to take or not take any action, or otherwise in any respect, other than with respect to its Distressed Desk.
as a Lender

By:	/s/ Salvatore Russo
Name:	Salvatore Russo
Title:	Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

COMERICA BANK,
as a Lender

By:	/s/ Cynthia B. Jones
Name:	Cynthia B. Jones
Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

PNC BANK, N.A.,
as a Lender

By:	/s/ John Ataman
Name:	John Ataman
Title:	Sr. Vice President

[Signature Page to Term Loan Credit Agreement]

Fifth third bank, an ohio banking corporation,
as a Lender

By:	/s/ David R. Garcia
Name:	David R. Garcia
Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

sumitomo mitsui banking corporation,
as a Lender

By:	/s/ Toshitake Funaki
Name:	Toshitake Funaki
Title:	Managing Director

[Signature Page to Term Loan Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Mari Hodgkinson
Name:	Mari Hodgkinson
Title:	Director, SLAS

[Signature Page to Term Loan Credit Agreement]

HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Douglas Howard
Name:	Douglas Howard
Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

UBS AG STAMFORD BRANCH,
as a Lender

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

By:	/s/ Houssem Daly
Name:	Houssem Daly
Title:	Associate Director

[Signature Page to Term Loan Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:	/s/ Ronald E. Spitzer
Name:	Ronald E. Spitzer
Title:	Managing Director

By:	/s/ Kathleen Sweeney
Name:	Kathleen Sweeney
Title:	Managing Director

[Signature Page to Term Loan Credit Agreement]

Bank of America, n.a.,
as a Lender

By:	/s/ Jacob Carson
Name:	Jacob Carson
Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

BANC OF AMERICA CREDIT PRODUCTS, INC.,
as a Lender

By:	/s/ Cassie Goodnight
Name:	Cassie Goodnight
Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

COMMONWEALTH BANK OF AUSTRALIA,
as a Lender

By:	/s/ Matt Seveau
Name:	Matt Seveau
Title:	Senior Associate

[Signature Page to Term Loan Credit Agreement]

BDCM STRATEGIC CAPITAL FUND I, L.P.,
By: bdcm strategic capital fund i adviser, l.l.c., its investment manager as a Lender

By:	/s/ Stephen H. Deckoff
Name:	Stephen H. Deckoff
Title:	Managing Principal

[Signature Page to Term Loan Credit Agreement]

Black Diamond credit strategies master fund, ltd.
by: black diamond credit strategies fund adviser, l.l.c., its investment manager as a Lender

By:	/s/ Stephen H. Deckoff
Name:	Stephen H. Deckoff
Title:	Managing Principal

[Signature Page to Term Loan Credit Agreement]

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Michael Flynn
Name:	Michael Flynn
Title:	Senior Vice President

[Signature Page to Term Loan Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as a Lender

By:	/s/ Eric J. De Santis
Name:	Eric J. De Santis
Title:	Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

HANCOCK WHITNEY BANK,
as a Lender

By:	/s/ Brian Berns Sr.
Name:	Brian Berns Sr.
Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ James P. Cecil
Name:	James P. Cecil
Title:	Senior Vice President

[Signature Page to Term Loan Credit Agreement]

ASSOCIATED BANK, NA,
as a Lender

By:	/s/ Brett P. Stone
Name:	Brett P. Stone
Title:	Senior Vice President

[Signature Page to Term Loan Credit Agreement]

SUNTRUST BANK,
as a Lender

By:	/s/ William S. Krueger
Name:	William S. Krueger
Title:	Senior Vice President

[Signature Page to Term Loan Credit Agreement]

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Katherine Scalzo
Name:	Katherine Scalzo
Title:	Director

[Signature Page to Term Loan Credit Agreement]